UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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STORE Capital Corporation

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2022 Notice of Annual Meeting of Stockholders and Proxy Statement

Mary Fedewa Chief Executive Officer

To Our Stockholders:

STORE seeks to fill a significant need for timely access to capital so that growing companies can build their businesses, create jobs and achieve their dreams. We take immense pride in helping our customers fulfill their critical roles – from bringing quality healthcare to communities, to educating children, to caring for pets – in the communities they serve.

We closed 2021 with a very strong fourth quarter, delivering our highest AFFO per share ever, and finished the full year with AFFO per share up by 12% while delivering total acquisition volume of $1.5 billion at an average cap rate of 7.5% and maintaining our healthy investment spread at over 4%. During the year, the net-lease space became increasingly competitive, primarily due to attractive financing costs for public and private market participants, which has led to some cap rate compression, but our customer-centric business model, unique platform and focus on granular investments continues to differentiate us.

Over the past couple of years, we have sought to build a senior leadership team that is exceptionally skilled, highly adaptable to change and eager to take STORE to its next level of growth and value creation. In addition to several internal promotions, in November, Sherry Rexroad, formerly Managing Director, Business Development at BlackRock Global Real Assets Securities, was appointed to Chief Financial Officer, bringing extensive leadership experience in REITS, real estate, finance and capital markets. At the Board level, in December, we announced that Tawn Kelley, a senior corporate executive at Taylor Morrison Home Corporation, would become our new independent, non-executive Chairman of the Board, and in February 2022, we announced the addition of two new independent board members with exceptional backgrounds and skills that complement, and increase the diversity of, our Board.

STORE has reached an important inflection point. We now have the ability to scale our best-in-class platform while continuing to generate strong risk-adjusted returns. To drive this scale, we are increasing our investment in our technology platform and analytic capabilities to enable us to more efficiently identify qualified investments and streamline our decision making process. With our direct origination approach to the large target market we serve and our ability to tailor lease terms based on current economic environments, we are confident that we can continue to generate strong returns in almost any market.

At STORE, we define success by our ability to make a positive difference for all our stakeholders. Our environmental initiatives and partnerships focus on assisting our customers with energy savings and carbon footprint reduction in their facilities. In addition, we are proud to have been named to the Bloomberg Gender Equality Index for the second consecutive year, and we actively nurture a culture that is rooted in diversity, inclusion and development at all levels of our organization and that fully optimizes the career potential of all our employees.

As I look to the future for STORE, I see that our market potential is enormous, our customized finance solutions are value creators and our customer relationships have never been stronger. Most importantly, we will not be standing in place. A vital lesson that was re-enforced while successfully navigating the pandemic is adaptability + foundational strength = sustainable growth. I am confident that we have a very bright future ahead. I want to thank all my colleagues for their hard work and dedication, our customers for the trust you have placed in us, our Board of Directors for their wise guidance and our many investors for your support.

Sincerely,

Mary Fedewa

President, Chief Executive Officer and Director

April 14, 2022

Dear Fellow Stockholder:

You are invited to attend the 2022 Annual Meeting of Stockholders of STORE Capital Corporation. The meeting will be held on Thursday, May 26, 2022, at 9:00 a.m., Arizona time. The Annual Meeting will be a completely “virtual” meeting of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/STOR2022 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the business of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting, during which our directors and senior leadership team will be available to answer questions.

Your vote is important. Whether you plan to attend the meeting or not, please return a completed proxy card as promptly as possible or authorize your proxy on the Internet or by calling the toll-free telephone number included in the proxy materials provided to you. The attached proxy statement contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting virtually through the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may electronically revoke your proxy and vote your shares of common stock online during the meeting. We look forward to your participation.

Sincerely,

Tawn Kelley

Chairman of the Board of Directors

This proxy statement is dated April 14, 2022, and is first being made available to stockholders on or about

April 14, 2022.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 26, 2022

Date and Time:	Thursday, May 26, 2022, at 9:00 a.m., Arizona time.

Place:	The Annual Meeting will be a completely virtual meeting of stockholders, and you will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/STOR2022 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

Items of Business:

Proposal 1 – To elect nine director nominees to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal 2 – To approve, on an advisory basis, the compensation of STORE’s named executive officers; and

Proposal 3 – To ratify the selection of Ernst & Young LLP as STORE’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Record Date:	Stockholders of record at the close of business on April 4, 2022 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Delivery of Proxy Materials:	Beginning on April 14, 2022, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials.

Voting:	Internet and telephone voting are available. Voting instructions are provided on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, on the proxy card.
BY ORDER OF THE BOARD OF DIRECTORS

/S/ CHAD A. FREED

Chad A. Freed
Executive Vice President – General Counsel, Chief Compliance Officer and Secretary
Scottsdale, Arizona
April 14, 2022

How To Vote
Please Choose One of the Following Voting methods

Vote By Internet:
Before The Meeting:

Go to www.proxyvote.com or from a smartphone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow  → xxxx xxxx xxxx xxxx (located on the following page) available and follow the instructions.

During The Meeting:

Go to www.virtualshareholdermeeting.com/STOR2022. Have the information that is printed in the box marked by the arrow  → xxxx xxxx xxxx xxxx (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 26, 2022.

The Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (which constitutes our annual report to stockholders) are available at http://ir.storecapital.com.

2022 Proxy Statement	i

PROXY SUMMARY

The Board of Directors (the “Board”) of STORE Capital Corporation is soliciting proxies for the annual meeting of stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2021, which constitutes our annual report to stockholders (the “Annual Report”), were first made available to stockholders on or about April 14, 2022. Throughout this Proxy Statement, we refer to STORE Capital Corporation as “we,” “us,” “our,” “STORE” or the “Company.”

The summary below highlights information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding STORE’s 2021 performance, please review our Annual Report.

Summary of Matters to be Voted Upon

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Item 1 Election of directors
✔

Our Board’s Recommendation: “FOR” each director nominee

Our Board and our Nominating and Corporate Governance Committee believe that the nine director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to STORE’s management and to effectively oversee the business and long-term interests of our stockholders.

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Director Nominees

The following provides summary information regarding our director nominees:

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards

Jawad Ahsan+	42	2022	Chief Financial Officer, Axon Enterprise, Inc.	Audit Compensation	0

Joseph M. Donovan+	67	2014	Senior investment banking executive (retired)	Audit* Investment	0

David M. Edwards+	62	2022	Managing Partner, Edwards Williams Consulting, LLC	Investment Nominating and Corporate Governance	0

Mary B. Fedewa	56	2016	President, Chief Executive Officer and Director, STORE Capital Corporation		0

Morton H. Fleischer+	85	2011	Director and Chair Emeritus, STORE Capital Corporation		0

William F. Hipp+	67	2016	Senior banking executive (retired)	Audit Compensation Investment*	0

Tawn Kelley+	58	2020	Executive Vice President of Taylor Morrison Home Corporation and President, Financial Services division	Nominating and Corporate Governance*	0

Catherine D. Rice+	62	2017	Senior financial executive (retired)	Audit Investment	2

Quentin P. Smith, Jr.+	70	2014	President, Cadre Business Advisors LLC	Compensation* Nominating and Corporate Governance	1

+	Independent director

*	Chair

2022 Proxy Statement	S-1

Item 2 Advisory vote to approve the compensation of our named executive officers
✔

Our Board’s Recommendation: “FOR”

We are seeking a non-binding advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement. Our Board values the opinions of our stockholders, and our Compensation Committee will take into account the outcome of this advisory vote when considering future decisions regarding the compensation of our named executive officers.

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Our Compensation Committee, operating pursuant to authority delegated to it by our Board, oversees the design, development and implementation of our executive compensation program. The compensation of our “named executive officers,” who are identified in the section titled “Executive Compensation,” is comprised of base salary, short-term incentives (our annual cash bonus program) and long-term incentives (our equity-based compensation program). In 2021, 69% or more of our NEOs’ total direct compensation was performance-based.

The key elements of our named executive officers’ compensation are described in more detail in the following table:

Compensation Element	Objectives Associated with the Compensation Element

Base Salary	• Designed to provide competitive compensation that reflects the contributions and skill levels of each named executive officer.

Short-Term Incentive Compensation

•  Designed to motivate our named executive officers to achieve performance goals established by our Compensation Committee that reinforce our annual business plan, to assist us in attracting and retaining qualified executives and to promote the alignment of our named executive officers’ interests with those of our stockholders.

Long-Term Incentive Compensation	• Designed to align our named executive officers’ long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package.

At each of our last four annual meetings prior to 2021, our executive compensation program has received the support of over 93% of the votes cast. In 2021, our executive compensation program received the support of 69.926% of the votes cast. In the fourth quarter of 2021 and first quarter of 2022, we conducted a stockholder engagement effort focused on our executive compensation program. See “Governance – Additional Corporate Governance Matters – Stockholder Engagement.”

S-2	STORE Capital Corporation

Item 3 Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022
✔

Our Board’s Recommendation: “FOR”

Our Audit Committee and our Board believe that the retention of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022 is in the best interests of STORE and its stockholders, and we are asking our stockholders to ratify our Audit Committee’s selection of Ernst & Young LLP to serve in that capacity.

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Ernst & Young LLP, an independent registered public accounting firm, served as our auditor for 2021. Our Audit Committee selected Ernst & Young LLP to serve as our auditor for the year ending December 31, 2022. Although stockholder approval is not required, our Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification at the Annual Meeting. The following table provides summary information regarding Ernst & Young LLP’s fees for 2021 and 2020:

	2021	2020

Audit fees	1,257,644	$1,234,935

Audit-related fees	125,000	—

Tax fees	223,051	233,690

All other fees	8,445	2,000

Total	$1,614,140	1,470,625

2022 Proxy Statement	S-3

2021 BUSINESS PERFORMANCE

2021 Achievements

1, 3 and 5-Year Total Shareholder Return as of December 31, 2021

Comparison of the Company’s absolute Total Shareholder Return (“TSR”) for the one-year, three-year and five-year periods ending on the last trading day of 2021 relative to the absolute TSR for the MSCI US REIT Index and S&P 400 REIT Index

S-4	STORE Capital Corporation

CORPORATE RESPONSIBILITY

STORE defines its success by its ability to make a positive difference for its many stakeholders. Our beginning was inspired by a belief that we could make a positive difference for real estate intensive businesses across America by delivering innovative and superior real estate capital solutions. In that process, we have sought to add an important tool to middle-market company capital formation, while improving the liquidity of leading middle-market and larger businesses.

For its many customers, STORE’s real estate lease solutions have contributed to their prospects for wealth creation and to their ability to grow, create jobs and contribute to many communities across the country. In turn, meeting the needs of our customers provides an extraordinary investment opportunity that we believe holds the promise of sustainable long-term wealth creation for our many stockholders. In fulfilling this mission, we have grown our staff to more than 120 employees, expanded our diverse and experienced management team and strengthened our commitment to employee development, employee engagement and personal growth, which are central to the creation of a quality business.

Customers, stockholders and employees: These are our three most integral stakeholders. Through them, we make a positive difference to our many other important stakeholders, including our creditors, suppliers and the many communities we serve.

Environmental Stewardship

STORE is a net-lease real estate investment trust (“REIT”). We acquire single-tenant operational real estate (or profit center properties) from business owners, and then lease the properties back to the business owners under long-term net-leases, substantially all of which are triple-net. Under a triple-net lease, the tenant is solely responsible for operating the business conducted in the building subject to the lease, including keeping the building in good order and repair, remodeling and updating the building as it deems appropriate to maximize business value and paying the insurance, property taxes and other property-related expenses. Under the triple-net lease model, therefore, it is our customer, and not STORE, that controls energy, water usage and waste and recycling practices and that decides when and how to implement environmentally sustainable practices at a given property. While we do not control the business operations at our properties, as the property owner, we nevertheless recognize that the operation of commercial real estate assets can have a meaningful impact on the environment – particularly with respect to resource consumption and waste generation – and on the health of building occupants.

At STORE, we are committed to environmental sustainability and the mitigation of environmental risks in connection with the development of our property portfolio. This commitment reflects the fact that the properties we acquire are subject to both state and federal environmental regulations, but, more importantly, it aligns with our belief that being conscious of,

2022 Proxy Statement	S-5

and seeking to address and manage, environmental risks within our control, and supporting our customers to do the same in their businesses, plays a role in building and sustaining successful enterprises and, thus, is material to the success of our own business.

Our environmental initiatives and partnerships focus on energy savings and carbon footprint reduction in our customers’ facilities. As we are a triple-net lease REIT, without direct control of physical locations, our primary focus includes educating ourselves and our customers on evolving environmental strategies, soliciting feedback, gathering environmental data from our customers, developing relationships between our customers and environmental, social and governance (“ESG”) vendor partners and supporting our tenants in the implementation of green programs, including energy efficiency and carbon reduction programs.

•

We Continuously Seek to Understand the Environmental Risks and Opportunities Associated with Our Business Practices. Our commitment to environmental sustainability begins before we acquire a real estate asset and involves, among other factors, a consideration of the environmental risks associated with our tenants and with prior users of the real estate asset. We then analyze environmental matters in each step of our three-phase property acquisition process. During our three-phase property acquisition process, we:

•

Assess Potential Properties for Acquisition. We engage third parties to conduct comprehensive due diligence, including environmental evaluations and sustainable practices assessments, on each property we propose to buy.

•

Address Environmental Conditions. Where we have identified one or more recognized environmental conditions, we seek to address them prior to acquisition, including requiring further testing, requiring the seller to remediate the issue in accordance with any state-mandated minimum requirements, submitting the property to any state voluntary compliance program, purchasing environmental insurance and preparing for climate-related natural disasters by requiring our tenants to carry insurance, including fire, wind/hail, earthquake, flood and other extended coverage, where appropriate, given the relative risk of loss, geographic location and industry best practices.

•

Enforce Environmental Compliance. If we are satisfied with the results and outcome of our pre-acquisition due diligence process, we will then purchase the property and enter into a lease pursuant to which the customer will agree to certain environmental and other covenants and indemnities related to its continued use of the property.

•

We Undertake Initiatives to Promote Greater Environmental Awareness Among Our Employees, Evaluate Opportunities to Enhance Our Processes and Promote Awareness and Engage with Our Tenants Regarding Sustainability Practices and Solutions. Although, under our triple-net lease business model, our customers control all business operations at our properties, we seek to positively influence the sustainability practices of our customers and vendors while constantly striving to improve our sustainability practices at our home office in Scottsdale, Arizona.

•

For our Tenants. We conduct an annual customer outreach survey designed to gauge our customers’ current sustainability practices. We believe encouragement of sustainability initiatives through education, ideas and support for property-level sustainability solutions, particularly related to energy, water and indoor environmental quality, can lead to the adoption of practices that should drive business and real estate value appreciation, decrease operating costs and mitigate regulatory risks.

•

For our Vendors. We have adopted a Vendor Code of Conduct, which sets forth our standards for fair and ethical business practices, safe labor conditions, respect for human rights and environmental stewardship, as well as our expectations that our vendors and their subcontractors will comply with all applicable environmental rules and regulations while actively seeking to minimize the environmental impact of their business operations.

•

For our Employees. We have established an ESG Working Group made up of a diverse group of management and employee representatives, which serves as an internal working group focused on developing and furthering our sustainability efforts, both at our home office and with our customers. The efforts of our ESG Working Group are overseen by a management-level ESG Committee that selects and coordinates our specific sustainability-related initiatives under the overall oversight of the Nominating and Corporate Governance Committee of our Board.

S-6	STORE Capital Corporation

Social Responsibility and Human Capital Development

STORE believes that to continue to deliver strong financial results, we must execute on a human capital strategy that prioritizes, among other things: (i) establishing a work environment that attracts, develops and retains top talent; (ii) affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement; (iii) evaluating compensation and benefits and rewarding outstanding performance; (iv) engaging with, and obtaining feedback from, our employees on their workplace experiences; (v) enabling every employee, at every level, to be treated with dignity and respect, to be free from discrimination and harassment and to devote their full attention and best efforts to performing their job to the best of their respective abilities; and (vi) communicating with our Board on key topics.

•	Corporate Donations and Volunteering. We strive to be a good corporate citizen in our community by supporting charitable organizations that promote education, environmentally sustainable practices and social well-being, and by encouraging our employees to personally commit to organizations that are meaningful to them. STORE is proud to support many local charities through financial and employee-driven volunteerism.

•	Work Environment. Our Policy Statement on Human Rights demonstrates our commitment to maintaining a work environment where every employee, at every level, is treated with dignity and respect, is free from discrimination and harassment and is allowed to devote their full attention and best efforts to performing their job to the best of their respective abilities.

•	Diversity. We have long acted to foster a diverse and vibrant workplace, seeking out individuals who possess a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. Over time, we have hired, developed and retained a diverse workforce that is central to our success. Currently, 43% of our seven executive officers are women, and women hold 50% of our management positions at the level of Senior Vice President and above. Overall, STORE has a deep bench of men and women who are collectively capable of professionally operating the business and fulfilling our vision.

•	Internship/Externship Programs. STORE is committed to developing talented individuals through our college internship program by providing career learning opportunities in several areas of our business. Internships with STORE often garner employment opportunities in our industry.

•	Employee-Directed Engagement Initiatives. We are committed to creating a diverse and vibrant workplace for our employees that respects individuality,

helps every person realize his or her full potential and includes persons with a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. We conduct employee surveys frequently to receive valuable feedback on our initiatives and evaluate the results to develop new programs. STORE’s employee-run “engagement” committees develop and influence new employee onboarding, personal growth and professional development programs, STORE social and team-building events and health and wellness programs.

•	Support for the Fleischer Scholarship Program. Our Chair Emeritus, Morton H. Fleischer, founded the Fleischer Scholarship Program. This program provides high school students who are from underrepresented populations, have limited financial resources or are first generation students with a unique educational experience designed to help them prepare for college and their careers by exposing them to academic and career opportunities in business and helping them build leadership and communication skills. Through the generosity of Mr. Fleischer, and with corporate support provided by STORE and others, the program, including housing, meals and materials, is offered at no cost to all accepted students.

•	Tenant Employment and Economic Impact. We seek to provide real estate financing solutions for our customers, backed by superior service, that help our customers grow and more efficiently manage their businesses. We target customers in the middle-market, a sector with more than 200,000 businesses with annual revenues between $10 million and $1 billion. Real estate financing alternatives for middle-market companies are limited. STORE’s solutions enable our customers to build and grow sustainable businesses, positively impacting their investors, employees and local economies nationwide.

2022 Proxy Statement	S-7

Corporate Governance and Ethical Business Practices

At STORE, we believe that one of our most valuable corporate assets is our reputation for honesty, fairness and candor in all our business activities. It is the responsibility of everyone at STORE to protect and enhance our corporate integrity. Accordingly, we are committed to principles of good corporate governance and have implemented internal policies and procedures to ensure that our governance practices are best-in-class, and that our directors, officers and employees conduct business with integrity and in accordance with the highest ethical standards. Our Nominating and Corporate Governance Committee plays an active role in managing corporate governance and reputational risk and in developing and adopting corporate policies, processes and procedures that ensure full compliance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), promote ethical business practices and benefit our stockholders. We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. The following highlights certain key aspects of our corporate governance framework:

✔	We Have an Independent Board. Eight of our nine director nominees are independent.

✔	We Value Board Refreshment. Four of our nine director nominees have joined the Board since the beginning of 2017.

✔	We Proactively Adopted Proxy Access. In 2019, we adopted a proxy access bylaw that permits eligible stockholders to nominate candidates for up to 20% of our Board for inclusion in our proxy statement.

✔	We Do Not Have a Staggered Board. We hold annual elections for our directors.

✔	Our Stockholders Have the Authority to Amend our Bylaws. Pursuant to an amendment to our bylaws proposed by management and approved by a supermajority of our stockholders at our 2019 annual meeting of stockholders, stockholders who meet the proxy access eligibility requirements may propose binding bylaw amendments.

✔	We Regularly Assess Board Performance. We conduct periodic assessments of our Board and Committees.

✔	We Have a Diverse Board and Management Team. We demonstrably value diversity on our Board and in our company. Our nine-person board includes five diverse members, including three women and two underrepresented minorities. At the management level, 43% of our executive officers, and 50% of our officers at the level of Senior Vice President and above are women.

✔	We Adopt Business and Workplace Policies. We have adopted policies that apply to our directors, officers, employees, customers and vendors that seek to foster a culture of honesty and high ethics.

✔	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.
✔	We Have Significant Financial Expertise on Our Audit Committee. Each member of our Audit Committee qualifies as an “audit committee financial expert.”

✔	We Value Transparency. We are a leader in providing detailed disclosures about our business to our stockholders.

✔	We Maintain Stock Ownership Guidelines. We maintain a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to a specified multiple of their cash compensation.

✔	We Value Stockholder Input. We have a proactive stockholder program that includes direct engagement with our stockholders, use of a “virtual” annual meeting so that more stockholders can attend and periodic Investor Day events.

✔	Our Key Board Committees are Fully Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.

✔	We Have Opted Out of MUTA. We have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law (“MUTA”), and we may not opt back in without stockholder approval.

✔	We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan, nor will we adopt one in the future without (i) the approval of our stockholders or (ii) seeking ratification from our stockholders within 12 months of adoption of the plan if our Board determines, in the exercise of its duties under applicable law, that it is in STORE’s best interest to adopt a stockholder rights plan without the delay of seeking prior stockholder approval.

S-8	STORE Capital Corporation

Questions and Answers

Please see the section titled “Questions and Answers” under the heading “About the Proxy Materials and Voting Information” for important information about the proxy materials, voting, the Annual Meeting, STORE’s corporate governance documents, communications and the deadlines to submit stockholder proposals and director nominees for the 2023 annual meeting of stockholders. Additional questions may be directed to Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

Learn More About STORE

You can learn more about STORE, view our corporate governance materials, read our 2021 Corporate Responsibility Report and much more by visiting our website at www.storecapital.com.

Please also visit STORE’s 2022 Annual Meeting website, www.virtualshareholdermeeting.com/STOR2022, to easily access our interactive proxy materials, vote through the Internet, submit questions in advance of the 2022 Annual Meeting of Stockholders and listen to a live webcast of the meeting.

2022 Proxy Statement	S-9

GOVERNANCE

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

•	What am I voting on?

Stockholders are being asked to elect nine director nominees for a one-year term.

•	Voting recommendation:

“FOR” the election of each director nominee. Our Board and our Nominating and Corporate Governance Committee believe that the nine director nominees each possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to STORE’s management and effectively oversee the business and the long-term interests of our stockholders.

•	Vote required:

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors. This means that the nine director nominees receiving the greatest number of votes will be elected. Our stockholders are not permitted to cumulate their votes for the election of directors. Broker non-votes or withhold votes will have no effect on the results of the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by our Board will be voted for the election of each of the director nominees identified below.

2022 Director Nominees

The number of directors that serve on our Board is currently set at nine and may be fixed from time to time by our Board in the manner provided in our charter and bylaws. Upon the unanimous recommendation of our Nominating and Corporate Governance Committee, our Board has unanimously nominated the following candidates for election as directors at the Annual Meeting:

•	Jawad Ahsan

•	Joseph M. Donovan

•	David M. Edwards

•	Mary B. Fedewa

•	Morton H. Fleischer
•	William F. Hipp

•	Tawn Kelley

•	Catherine D. Rice

•	Quentin P. Smith, Jr.

If any of the foregoing nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by our Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, our Board knows of no reason why the nominees listed above may not be able to serve as a director if elected.

Each of the nine director nominees currently serves as a director of the Company and, except for Messrs. Ahsan and Edwards who were appointed to the Board in February 2022, each was elected at the 2021 annual meeting of stockholders. If elected, each director will hold office until the 2023 annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Our Board and our Nominating and Corporate Governance Committee believe that the combination of the various qualifications, attributes, skills and experiences of the director nominees has contributed and will continue to contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to STORE’s management.

2022 Proxy Statement	1

Set forth below is biographical information for each director nominee named above. The following information also describes the specific experience, qualifications, attributes and skills that qualify each person to serve on STORE’s Board.

Jawad Ahsan Age: 42 Director Since: 2022 Independent: Yes Committees: Audit Compensation

Mr. Ahsan was appointed to the Board in 2022. Mr. Ahsan has served as the Chief Financial Officer of Axon Enterprise, Inc. (“Axon”), a provider of connected public safety technologies, since 2017. In that capacity, Mr. Ahsan is responsible for leading Axon’s global finance, corporate strategy, legal and IT organizations. He also serves as the executive sponsor and owner of Axon’s consumer-facing business and its diversity, equity and inclusion initiatives. Prior to Axon, he served as Chief Financial Officer of a market intelligence technology company that is now part of Kantar Group Limited. He also spent 13 years in various roles at General Electric Company (“GE”), most notably serving as Chief Financial Officer for GE’s electronic health record software business, Centricity. Mr. Ahsan earned a B.A. degree in Economics from the College of the Holy Cross and an M.B.A. degree from the Sloan School of Management at the Massachusetts Institute of Technology.

Specific Qualifications, Attributes, Skills and Experience:

•  Service as a chief financial officer of a public company

•  Expertise in accounting and finance

•  Top leadership experience as a senior executive

Other Public Company Boards:

•  None

Joseph M. Donovan Age: 67 Director Since: 2014 Independent: Yes Committees: Audit Investment

Mr. Donovan has served as a director since 2014. Mr. Donovan currently serves on the board of directors of DBRS Morningstar, a regulated credit rating agency and subsidiary of Morningstar, Inc. (NASDAQ: MORN). From 2007 until August 2021, Mr. Donovan served as the non-executive Chairman of the board of directors and Chairman of the audit committee of Fly Leasing Limited, a Dublin, Ireland based commercial aircraft leasing company (NYSE: FLY). Prior to his retirement in January 2007, Mr. Donovan was chairman of Credit Suisse’s Asset-Backed Securities and Debt Financing Group, which he led for nearly seven years. Prior to that time, Mr. Donovan was a managing director and head of Asset Finance at Prudential Securities (1998-2000) and Smith Barney (1995-1997). Mr. Donovan began his investment banking career at The First Boston Corporation in 1983, ultimately becoming a managing director at CS First Boston, where he served as Chief Operating Officer of the Investment Banking Department from 1992 to 1995. Mr. Donovan was formerly a licensed certified public accountant. Mr. Donovan holds a B.B.A. degree in Accountancy from the University of Notre Dame and an M.B.A. degree with a concentration in Finance from the Wharton School, University of Pennsylvania.

Specific Qualifications, Attributes, Skills and Experience:

•  Service as a member of public company boards of directors

•  Extensive investment banking and capital markets experience

•  Expertise in accounting and finance

Other Public Company Boards:

•  None

2	STORE Capital Corporation

David M. Edwards Age: 62 Director Since: 2022 Independent: Yes Committees: Investment Nominating and Corporate Governance

Mr. Edwards was appointed to the Board in 2022. Mr. Edwards has served as a Managing Partner of Edwards Williams Consulting, LLC, a consulting firm that advises enterprise clients in banking, insurance, telecom and payments how to navigate the increasingly complex universe of data, analytics and marketing technology, since 2016. Prior to founding Edwards Williams Consulting, LLC, Mr. Edwards served as Senior Vice President and Chief Customer Officer at TIAA-CREF, a provider of financial services in the academic, research, medical, cultural and governmental fields, where he led teams responsible for marketing capabilities, customer insights and loyalty. He also spent 15 years at American Express Company, a globally integrated payments company, in various positions, including Senior Vice President and Head of Customer Acquisition and Loyalty for its international business. Mr. Edwards earned B.S. and M.S. degrees in Agricultural Economics from the University of Georgia and a Ph.D. in Economics from Texas A&M University.

Specific Qualifications, Attributes, Skills and Experience:

•  Experience in customer acquisition and retention

•  Extensive data analytics experience

•  Management consulting, corporate management and operational experience

Other Public Company Boards:

•  None

Mary B. Fedewa Age: 56 Director Since: 2016 Independent: No Committees: None

Ms. Fedewa, who co-founded STORE in May 2011, has served as our Chief Executive Officer since April 15, 2021 and our President since September 2020, having previously served as our Chief Operating Officer since October 2017. She was appointed to serve as a director in August 2016. From our inception until October 2017 she served as our Executive Vice President – Acquisitions, Assistant Secretary and Assistant Treasurer. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding STORE, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. From 2004 to 2007, Ms. Fedewa was a Managing Director of Acquisitions at Spirit Finance Corporation (now Spirit Realty Capital, Inc. (NYSE: SRC)) (“Spirit”), a REIT, originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Capital Franchise Finance Corporation (“GE Franchise Finance”), which was the successor company to Franchise Finance Corporation of America (“FFCA”), a Scottsdale, Arizona-based REIT acquired by GE Capital in 2001. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE Capital, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance.

Specific Qualifications, Attributes, Skills and Experience:

•  Familiarity with the Company’s history and operations

•  Extensive experience acquiring and selling net-lease real estate

•  Management service at three public companies

Other Public Company Boards:

•  None

2022 Proxy Statement	3

Morton H. Fleischer Age: 85 Director Since: 2011 Independent: Yes Committees: None

Mr. Fleischer has served as a director since STORE’s organization in May 2011, including serving as the non-executive Chairman of the Board from May 2011 until April 15, 2021. Prior to his role with STORE, Mr. Fleischer co-founded Spirit and served as Chairman from its inception in 2003 to February 2010, including the three years that Spirit was publicly traded on the NYSE, 2004 to 2007. Prior to Spirit, Mr. Fleischer founded numerous real estate limited partnerships in the 1980s that were predecessors to FFCA, a REIT that he formed and took public on the NYSE in 1994. Mr. Fleischer served as FFCA’s Chairman of the board of directors and Chief Executive Officer until FFCA was acquired by GE Capital in 2001. FFCA was the nation’s largest publicly traded net-lease REIT and owned or financed over 5,000 single-tenant properties at the time of its sale to GE Capital in 2001. As a result of over 35 years of experience in the real estate and net-lease industries and the invaluable guidance, support and wisdom Mr. Fleischer provided to the Company in the early years of its formation, our executive team considers him an honorary founder of STORE and our Board has granted Mr. Fleischer the honorary title of Chair Emeritus.

Specific Qualifications, Attributes, Skills and Experience:

•  Familiarity with the Company’s history and operations

•  Extensive real estate and capital markets experience

•  Service as a chief executive officer of two public companies

Other Public Company Boards:

•  None

William F. Hipp Age: 67 Director Since: 2016 Independent: Yes Committees: Audit Compensation Investment

Mr. Hipp has served as a director since 2016. Mr. Hipp spent over 35 years in commercial banking, where he developed extensive experience with REITs, real estate capital markets and corporate finance. From 2004 until his retirement in 2015, Mr. Hipp was employed by KeyBank in various senior level roles, most recently as head of the Institutional Capital Group (“ICG”) for KeyBank’s real estate business, which he founded upon joining the bank and ran until his retirement. ICG’s mission is to identify real estate related borrowers, particularly public and private REITs and real estate opportunity funds with effective debt ratings ranging from high yield to mid investment grade, that have a significant need for bank debt and M&A advisory services, and for access to the syndicated loan market, the public equity markets and the commercial mortgage backed securities and agency debt markets (Fannie Mae/Freddie Mac). Through the ICG platform, KeyBank provided debt and equity capital and advisory services to real estate related borrowers, and Mr. Hipp, in his capacity as head of ICG, was responsible for formulating and implementing strategy and for client selection and initial credit and risk decisions. Prior to his employment with KeyBank, Mr. Hipp spent 20 years with BankBoston, as head of its real estate group, and FleetBoston (following the merger of BankBoston and Fleet Financial Group) as co-head of real estate. Mr. Hipp holds a B.A. degree in Economics from Emory University and an M.B.A. degree with a concentration in Finance and Accounting from Tulane University.

Specific Qualifications, Attributes, Skills and Experience:

•  Experience identifying, underwriting and evaluating real estate investments

•  Familiarity with the Company’s history and operations

•  Expertise in accounting and finance

Other Public Company Boards:

•  None

4	STORE Capital Corporation

Tawn Kelley Age: 58 Director Since: 2020 Independent: Yes Committees: Nominating and Corporate Governance

Ms. Kelley has served as our non-executive Chairman of the Board since December 2021 and as a director since February 2020. As Executive Vice President of Taylor Morrison Home Corporation (NYSE: TMHC) and President of its Financial Services unit, Ms. Kelley contributes to the executive leadership of Taylor Morrison and leads Taylor Morrison Home Funding, Inspired Title Services and Mortgage Funding Direct Ventures (“MFDV”), a management company that partnered with production homebuilders to create in-house mortgage subsidiaries. She is responsible for the management, financial performance and long-term growth strategies of these companies. Prior to joining Taylor Morrison, in 2001, Ms. Kelley founded and served as CEO and President of MFDV. Among the various partnerships under the MFDV family, Taylor Morrison Home Funding was also established in 2001. The successful partnership expanded nationally and evolved from a mortgage brokerage to a lender, ultimately paving the way for Taylor Morrison to acquire the MFDV management company in 2009.

Specific Qualifications, Attributes, Skills and Experience:

•  Experience in the real estate industry

•  Experience as a senior operating executive of a public company

•  Expertise in lending and finance

Other Public Company Boards:

•  None

Catherine D. Rice Age: 62 Director Since: 2017 Independent: Yes Committees: Audit Investment

Ms. Rice has served as a director since October 2017 and served as Lead Independent Director from April 2021 to December 2021. Ms. Rice has over 30 years of experience in the real estate capital and investment markets and in the management and operation of public and private real estate companies. She currently serves as the Chair of the board of directors and as an audit committee member of BrightSpire Capital, Inc. (NYSE: BRSP), one of the largest commercial real estate credit REITs. Ms. Rice also currently serves on the board of directors of RMG Acquisition Corp III (NASDAQ: RMGCU), a special purpose acquisition company. From 2013 to 2016, Ms. Rice was Chief Financial Officer and then Senior Managing Director of W.P. Carey (NYSE: WPC), one of the largest global net lease REITs, where she completed a comprehensive reorganization of the finance, accounting and IT functions and the build-out of the investor relations and capital markets areas. She was responsible for financial strategy, all public capital-raising initiatives, and a company-wide strategic evaluation. She was a member of the operating and investment committees. From 2010 to 2013, Ms. Rice was a partner at Parmenter Realty Partners, a private real estate investment firm focused on distressed and value-add properties in the Southern regions of the United States. Her responsibilities included both capital raising and investing for the firm’s fourth fund. From 2002 to 2009, Ms. Rice was the Chief Financial Officer of iStar Financial (NYSE: STAR), a publicly traded finance company focused on the commercial real estate industry, where she was responsible for financial strategy and capital-raising initiatives, financial reporting and investor relations. Ms. Rice spent the first 16 years of her career as a professional in the real estate investment banking groups of Merrill Lynch, Lehman Brothers and Banc of America Securities. During her career as an investment banker, she was involved in numerous capital-raising and strategic advisory transactions, including REIT IPOs, public and private debt and equity offerings, mergers and acquisitions, leveraged buyouts, and asset and corporate acquisitions and dispositions. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A. degree from Columbia University.

Specific Qualifications, Attributes, Skills and Experience:

•  Extensive real estate and capital markets experience

•  Service as a chief financial officer of a public company

•  Experience investing in and managing commercial real estate projects

Other Public Company Boards:

•  BrightSpire Capital, Inc. (NYSE: BRSP)

•  RMG Acquisition Corp III (NASDAQ: RMGCU)

2022 Proxy Statement	5

Quentin P. Smith, Jr. Age: 70 Director Since: 2014 Independent: Yes Committees: Compensation Nominating and Corporate Governance

Mr. Smith has served as a director since 2014. Mr. Smith is the founder and President of Cadre Business Advisors LLC (“Cadre”), a management consulting firm that specializes in strategic planning, business performance improvement, capital formation and turnaround management. Prior to starting Cadre, Mr. Smith was Partner in Charge of Arthur Andersen’s Desert Southwest business consulting practice with responsibility for business development and client engagement management for Arizona and New Mexico. Mr. Smith has business development, growth and operational profit and loss experience across a wide variety of industries. Mr. Smith also has over eight years of diversified corporate management experience. Since 2001, Mr. Smith has served as a director, currently as Chairman of the board of directors, of Banner Health. Since January 2022, Mr. Smith has served as a member of the board of directors of Orion Holdings Group, Inc. (NYSE: ORN), a specialty construction company serving the infrastructure, industrial and building sectors. From January 2015 through March 2017, Mr. Smith served as a member of the board of directors of Patriot National, Inc. (NYSE: PN), a provider of comprehensive full-service outsourcing solutions within the workers’ compensation insurance marketplace, chaired its compensation committee and served on its audit committee. He has served on the boards of the Arizona Public Service Company and Arizona MultiBank, as well as on the boards of Employee Solutions, Inc., Rodel, Inc. and iCrossing, Inc. until those companies were sold or acquired. Mr. Smith holds a B.S. degree in Industrial Management and Computer Science from Purdue University and an M.B.A. degree from Pepperdine University.

Specific Qualifications, Attributes, Skills and Experience:

•  Current and prior service as a member of public company boards of directors

•  Management consulting, corporate management and operational experience

•  Experience on public company compensation and audit committees

Other Public Company Boards:

•  Orion Holdings Group, Inc. (NYSE: ORN)

Board Recommendation

Our Board recommends that you vote “FOR” the election of each of the director nominees named above.

6	STORE Capital Corporation

OUR BOARD OF DIRECTORS

Role of our Board

Our stockholders elect the members of our Board to oversee their interests in the long-term health and overall success of STORE’s business. Our Board serves as the ultimate decision-making body of STORE, except for those matters reserved to, or shared with, our stockholders. Our Board plays a critical role in the strategic planning process and regularly discusses strategy throughout the year. Our Board selects and oversees the members of our senior management team, who are charged by our Board with conducting the day-to-day business of STORE.

Board Composition and Refreshment

Our Board and its Nominating and Corporate Governance Committee seek nominees to serve on our Board who have diverse skills, professional experience and backgrounds and effectively represent the long-term interests of our many stakeholders. Our Board and its Nominating and Corporate Governance Committee also understand the importance of Board refreshment; because term limits may cause the loss of experience and expertise important to the optimal operation of our Board, we currently do not impose limits on the number of terms a director may serve, but we do strive to maintain an appropriate balance of tenure, turnover, diversity and skills on our Board. Our Board believes that new perspectives and ideas are critical to a forward-looking and strategic Board, as is the ability to benefit from the valuable experience and familiarity that longer-serving directors offer. Of our nine director nominees, four have joined the Board since the beginning of 2017.

Board Evaluation Process

Our Board believes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Our Board, acting through its Nominating and Corporate Governance Committee, conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively, and whether the combination and mixture of skills, experience and judgment that directors bring to our Board provide our Board with the necessary tools to perform its oversight function effectively. Each of our Audit, Compensation and Nominating and Corporate Governance Committees also conducts a self-evaluation at least annually and reports the results to our Board, acting through our Nominating and Corporate Governance Committee. The results of this evaluation process are discussed by the full Board and each applicable committee and changes in practices or procedures may be considered and implemented as appropriate. Our Nominating and Corporate Governance Committee may periodically review the format of the evaluation process to ensure that the matters being evaluated remain relevant and that useful feedback on the operation of our Board and its committees is received.

Director Nominee Selection Process and Considerations

Management-Recommended Director Candidates. Our Nominating and Corporate Governance Committee is responsible for recommending to our Board a slate of nominees for election at each annual meeting. Nominees may be suggested by directors, members of management or stockholders (as discussed below). In evaluating candidates to serve on our Board, our Nominating and Corporate Governance Committee’s objective is to select individuals with holistically diverse skills and experience that can assist STORE and our Board in achieving their business, governance and social responsibility objectives. The Committee considers individual qualifications, including relevant career experience, strength of character, maturity of judgment and experience in, and familiarity with, STORE’s industry and business. It also considers other factors it considers appropriate, which may include:

•	diversity of background;

•	existing commitments to other businesses;

•	potential conflicts of interest;

•	legal considerations;
•	corporate governance background (including experience as a board member or officer of another publicly held company);

•	financial and accounting background;

•	executive compensation background; and

•	the size, composition and combined expertise of the existing Board.

2022 Proxy Statement	7

Though neither our Board nor its Nominating and Corporate Governance Committee has a formal policy concerning diversity, our Board values diversity on the Board, believes diversity should be considered in the director identification and nominating process, and seeks to compose a Board that is holistically diverse, with a wide range of views, backgrounds, leadership and business experience and that includes women and underrepresented minorities. The Committee also considers the extent to which a candidate would fill a present need on our Board. In selecting director nominees, our Board seeks to monitor the mix of specific experiences, qualifications and skills of its members in order to assure that STORE’s Board, as a whole, has the necessary tools to perform its oversight function effectively in light of STORE’s business and structure.

Commitment to Diversity

•

STORE is one of only three publicly traded corporations in the United States in which women serve in the positions of non-executive Chairman of the Board, Chief Executive Officer and Chief Financial Officer.

•	STORE’s nine-person Board includes five diverse members, including three women and two underrepresented minorities.

Once a prospective nominee has been identified, our Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Stockholder-Recommended Director Candidates. A stockholder who desires to recommend a prospective nominee for the Board should notify Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. As set forth in the Company’s bylaws, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day nor later than 5:00 p.m., Arizona time, on the 120th day prior to the first anniversary of the date STORE’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by our Nominating and Corporate Governance Committee as other suggested nominees.

Stockholder-Nominated Director Candidates. Pursuant to our bylaws, stockholders are permitted to nominate directors in accordance with the advance notice provision contained in Article II, Section 11 of our bylaws. Article II, Section 11(a) provides that nominations of individuals for election to our Board may be made at an annual meeting of stockholders by any of our stockholders who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in Section 11(a) and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated. For any nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary and satisfied the other requirements set forth in Article II, Section 11 of our bylaws. To be timely, a stockholder’s notice must be delivered to our principal executive offices (8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255) not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by us no earlier than the 150th day prior to the date of such annual meeting and no later than the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in our bylaws.

Proxy Access Rights

In 2019, we amended our bylaws to adopt a proxy access provision to permit a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include director nominees in STORE’s proxy materials for annual meetings of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the outstanding shares of STORE’s common stock continuously for at least the prior three years;

8	STORE Capital Corporation

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control of STORE and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the prior year’s annual meeting).

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through the advanced notice bylaw provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed the greater of two directors or 20% of the number of directors then serving on our Board (rounding down to the closest whole number). The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Annual Elections of Directors

We do not have a staggered board; our directors are elected each year at the annual meeting of stockholders to hold office until the next annual meeting and until their successors are elected and qualified. Our Nominating and Corporate Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Policy on Directors Who Fail to Achieve a Majority Vote

Our Corporate Governance Guidelines provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director (without regard to withhold votes or broker non-votes). If a director does not receive a majority vote, the director will promptly, and in any event within ten (10) days from the date of the certification of the election results, tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee will make a recommendation to our Board on whether to accept or reject the resignation, or whether other action should be taken. Our Board will act on the resignation taking into account the recommendation of its Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee, in making its recommendation, and our Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure, qualifications and past and expected future contributions to STORE; and

•

the overall composition of our Board, and whether accepting the tendered resignation would cause STORE to fail to meet any applicable rule or regulation, including under NYSE listing requirements and federal securities laws.

When deciding the action to take, our Board may accept or reject the resignation offer or, upon the recommendation of its Nominating and Corporate Governance Committee, decide to pursue alternative actions such as (i) allowing the director to remain on our Board but not be re-nominated to our Board at the end of the then current term, (ii) deferring acceptance of the resignation until a replacement director with certain necessary qualifications held by the subject director (for example, audit committee financial expertise) can be identified and elected to our Board or (iii) deferring acceptance of the resignation if the director can cure the underlying cause of the withheld votes within a specified period of time (for example, if the withheld votes were due to another board directorship, by resigning from that other board). If our Board accepts a director’s resignation offer, then our Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of our Board, in each case pursuant to the applicable provisions of our bylaws as then in effect. If our Board rejects a director’s resignation offer, then such director will continue to serve through the remainder of his or her term and until his or her successor is duly elected, or his or her earlier resignation or removal.

The director who tenders his or her resignation will not participate in the recommendation of our Nominating and Corporate Governance Committee or the decision of our Board with respect to his or her resignation; provided, however, that (i) if a majority of the members of our Nominating and Corporate Governance Committee did not receive the vote of

2022 Proxy Statement	9

at least the majority of the votes cast with respect to each such member, then the independent directors of our Board (including any who received the vote of at least the majority of the votes cast in such election) shall appoint a committee amongst themselves to consider the resignation offers and recommend to our Board whether to accept them, and (ii) if three or fewer independent directors received at least “the majority of the votes cast” in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or declining the resignation offers (except that no such director will vote to accept or decline his or her own resignation offer).

Our Board must take action on the resignation within 90 days of the certification of the election results and will publicly disclose its decision and its rationale promptly thereafter.

In addition, pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in his or her principal current employer or principal employment, including any director who is currently an officer or employee of STORE, or other similarly significant change in professional occupation or association, is asked to consider whether his or her resignation is appropriate. Our Board will then determine the action, if any, to be taken with respect to any offer to resign.

BOARD AND COMMITTEE GOVERNANCE

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. Accordingly, we have structured our corporate governance to align our interests with those of our stockholders, including but not limited to the following:

•

all of our Board members are independent except for our Chief Executive Officer, and our independent directors meet in executive sessions presided over by our Chairman of the Board in conjunction with each regularly scheduled Board meeting;

•	each of our committees is composed entirely of independent directors;

•	we value board refreshment and four of our nine director nominees have joined our Board since the beginning of 2017;

•	we do not have a staggered Board and each director is elected at our annual meeting of stockholders;

•

we have adopted proxy access, which permits eligible stockholders to submit director nominees for up to 20% of our Board for inclusion in our proxy statement if the eligible stockholder(s) and the nominee(s) meet the requirements in our bylaws;

•	we have opted out of MUTA and, in the future, will not opt in without stockholder approval;

•

we do not maintain a stockholder rights plan, nor will we adopt a stockholder rights plan in the future without (i) the approval of our stockholders or (ii) seeking ratification from stockholders within 12 months of adoption of the plan if our Board determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a stockholder rights plan without the delay of seeking prior stockholder approval; and

•	we value transparency and are a leader in providing detailed disclosures about our business to our stockholders.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we expect that our directors will participate in our annual meetings, absent a valid reason for not doing so. Each of our then-serving directors attended the 2021 annual meeting of stockholders.

Board Leadership Structure

STORE’s Corporate Governance Guidelines provide our Board with flexibility to select the appropriate leadership structure for our company. In making leadership structure determinations, our Board considers many factors, including the specific needs of the business, corporate governance best practices, succession planning and the best interests of STORE’s stockholders. Our Board believes it is in the best interests of STORE and our stockholders to retain this flexibility in determining the appropriate leadership structure, recognizing that different structures may be appropriate in different circumstances.

10	STORE Capital Corporation

Board Executive Sessions

The non-management members of our Board meet in executive session without management present at the conclusion of each regular Board meeting. The Chairman of the Board acts as the presiding director over each of these executive sessions.

Board Role in Succession Planning

A key responsibility of our Board is to ensure that STORE has the necessary senior management talent to operate our business and be successful into the future. Our Nominating and Corporate Governance Committee is charged with periodically reviewing with our Board and our Chief Executive Officer the succession plans relating to positions held by executive officers and making recommendations to our Board with respect to the selection of individuals to occupy those positions. In addition, as part of its strategic planning process, management, with the oversight of the Board, conducts an extensive talent evaluation that includes the identification of the “next person up” for key positions. Consistent with its responsibilities, our Nominating and Corporate Governance Committee regularly discusses succession planning with our Chief Executive Officer and reports to our Board regarding those plans.

Our consistent focus on succession planning resulted in several planned senior management transitions during 2020 and 2021. In September 2020, we promoted Mary B. Fedewa to the position of President and Chief Operating Officer and Craig A. Barnett and Tyler S. Maertz, both long-time members of the STORE team, to the positions of Executive Vice President – Underwriting and Portfolio Management and Executive Vice President – Acquisitions, respectively. In April 2021, we further promoted Ms. Fedewa to the position of President and Chief Executive Officer and, in November 2021, we appointed Sherry L. Rexroad to the position of Executive Vice President – Chief Financial Officer and Treasurer. In addition, in early 2022, we expanded our senior management team by promoting Alex McElyea to the position of Executive Vice President – Data, Analytics and Business Strategy and Lori Markson to Executive Vice President – Portfolio Operations. Lastly, our Board determined that STORE no longer needed the position of Executive Chair and eliminated that role prior to year end 2021.

Board Role in Risk Oversight

Our Board oversees the proper safeguarding of our corporate assets, the maintenance of appropriate financial and other internal controls and STORE’s compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is our Board’s understanding and oversight of a company-wide approach to risk management that is carried out by our senior leadership team. Our Board determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by our senior leadership team to manage those risks. Our Board’s committees assist in discharging our Board’s risk oversight role by overseeing the subject matter responsibilities outlined below. Our Board retains full oversight responsibility for all subject matters not assigned to a committee. In fulfilling its risk management responsibilities, our Board recognizes that it is neither possible nor prudent to eliminate all risk and that purposeful and appropriate risk taking is essential for STORE to be competitive in its industry and to achieve our long-term strategic objectives. In performing its oversight responsibilities, our Board and its committees review policies and guidelines that senior management uses to manage STORE’s exposure to material categories of risk. As these issues sometimes overlap, committees address certain issues at the full Board level.

In addition, our Board oversees STORE’s cyber risk management program. In order to respond to the threat of security breaches and cyber-attacks, we have developed a program, under the leadership of our Senior Vice President – Information Technology, that is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, STORE. This program also includes a cyber-incident response plan. Our Audit Committee, which is tasked with oversight of certain risk issues, receives periodic reports and regularly briefs the full Board, on these matters, and the full Board also receives periodic briefings on cybersecurity threats in order to enhance our directors’ literacy on and awareness of cybersecurity issues.

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Committee	Risk Oversight Focus Areas

Audit Committee

•   Oversees risks related to STORE’s financial statements, the financial reporting process and accounting and legal matters, including related party transactions and other conflicts of interest situations. Also oversees STORE’s internal audit function.

•   Periodically receives reports on and discusses governance of STORE’s risk management processes and reviews significant risks and exposures, including those related to information technology and cybersecurity, identified by management, identified by our internal auditors or our independent registered public accounting firm (whether financial, operational or otherwise), and management’s actions to address them.

Compensation Committee

•   Evaluates the risks and rewards associated with STORE’s compensation philosophy and programs.

•   Reviews and approves compensation programs with features that incentivize performance through individual and corporate goals while discouraging risky behaviors.

Nominating and Corporate Governance Committee

•   Oversees STORE’s governance practices, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, director selection and nomination processes and Board and committee evaluations.

•   Oversees STORE’s position and activities in furtherance of our corporate responsibility, including reviewing and recommending appropriate environmental stewardship and social responsibility goals, policies and practices and reviewing and monitoring key performance metrics relating to environmental stewardship and social responsibility matters.

Investment Committee

•   Participates with management in a quarterly review of STORE’s real estate portfolio and makes recommendations to the Board regarding changes proposed by management to the Company’s underwriting guidelines.

In establishing our Board’s current leadership structure, risk oversight was one factor among many considered by our Board, and our Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. Our Board regularly reviews its leadership structure and evaluates whether it, and our Board as a whole, is functioning effectively. If, in the future, our Board believes that a change in its leadership structure is required to, or potentially could, improve our Board’s risk oversight function, it may make any change it deems appropriate.

12	STORE Capital Corporation

Committees and Meetings of the Board

During the year ended December 31, 2021, our full Board met six times. All of our directors attended 100% of our Board meetings and each director attended 100 % of the aggregate total number of Board meetings and the total number of meetings held by all standing committees on which he or she served that were held during the year ended December 31, 2021 and that were held while such person was a director of STORE or a member of such committee. Our Board has four standing committees: our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee, and our Investment Committee. The charters of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are available on our investor relations website at http://ir.storecapital.com. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee Number of Meetings Held in 2021: 5

Members	Independence(1)	Primary Responsibilities of the Committee

Joseph M. Donovan (Chair)(2) William F. Hipp(2) Catherine D. Rice(2)	✔ ✔ ✔

•   reviewing our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent registered public accounting firm;

•   reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•   selecting and determining the compensation of our independent registered public accounting firm;

•   establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

•   reviewing and overseeing our independent registered public accounting firm.

(1)

Each member of our Audit Committee is financially literate, knowledgeable and qualified to review financial statements and meets the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our Corporate Governance Guidelines.

(2)	Our Board has determined that Messrs. Donovan and Hipp and Ms. Rice each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee Number of Meetings Held in 2021: 6

Members	Independence(1)	Primary Responsibilities of the Committee

Quentin P. Smith, Jr. (Chair) William F. Hipp(2) Morton H. Fleischer(2) Einar A. Seadler(2)	✔ ✔ ✔ ✔

•   approving goals (both individual and corporate) and objectives relevant to the compensation of our key executives; evaluating the performance of these executives in light of those goals and objectives and determining the compensation of these executives based on that evaluation;

•   reviewing and approving director compensation;

•   reviewing and approving overall compensation programs;

•   administering our incentive compensation and equity-based plans; and

•   as necessary, engaging an independent compensation consultant to assist with the structure of our director and executive compensation programs.

(1)

Each member of our Compensation Committee meets the independence requirements of the NYSE and our Corporate Governance Guidelines and qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act.

(2)	Mr. Hipp joined the Compensation Committee on June 4, 2021, replacing Mr. Fleischer. Mr. Seadler resigned from the Board, effective February 17, 2022.

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Nominating and Corporate Governance Committee Number of Meetings Held in 2021: 5

Members	Independence(1)	Primary Responsibilities of the Committee
Tawn Kelley (Chair) Quentin P. Smith, Jr. Morton H. Fleischer(2) Einar A. Seadler(2)	✔ ✔ ✔ ✔

•   identifying individuals qualified to become members of our Board and recommending director nominees and members of our Board for committee assignment;

•   developing and recommending to our Board corporate governance guidelines;

•   overseeing the evaluation of our Board and its committees; and

•   providing assistance to our Board in reviewing and approving STORE’s activities, objectives and policies concerning environmental stewardship, social responsibility and corporate governance matters, commonly referred to as ESG.

(1)	Each member of our Nominating and Corporate Governance Committee meets the independence requirements of the NYSE and our Corporate Governance Guidelines.

(2)	Mr. Fleischer resigned from the committee effective June 4, 2021. Mr. Seadler resigned from the Board, effective February 17, 2022.

Investment Committee Number of Meetings Held in 2021: 8

Members	Independence	Primary Responsibilities of the Committee
William F. Hipp (Chair) Joseph M. Donovan Catherine D. Rice Morton H. Fleischer(1)	✔ ✔ ✔ ✔

•   participating with management in a quarterly review of STORE’s real estate portfolio; and

•   making recommendations to the Board regarding changes proposed by management to the Company’s underwriting guidelines.

(1)	Mr. Fleischer resigned from the committee effective June 4, 2021.

Changes in Committee Composition

Effective as of June 4, 2021, the Board approved certain changes to the composition of its standing committees. In connection with such changes (i) Morton H. Fleischer resigned as a member of the Compensation, Nominating and Corporate Governance and Investment Committees; (ii) Tawn Kelley was appointed as the Chair of the Nominating and Corporate Governance Committee; and (iii) William F. Hipp was appointed as a member of the Compensation Committee. On November 2, 2021, William F. Hipp was appointed as the Chair of the Investment Committee. Effective February 17, 2022, Einar A. Seadler resigned from his position as a member of the Board, including as a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Communication with the Board

Stockholders and other interested parties who desire to contact our Board, a particular Board committee, a particular group of directors (e.g., our independent directors), or individual members of our Board, including our Chairman of the Board, may do so electronically by email at CorporateSecretary@storecapital.com, or by mail addressed to the named individual, the committee, the group or our Board as a whole c/o Chad A. Freed, Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255. In general, any communication delivered to us for forwarding to our Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

14	STORE Capital Corporation

ADDITIONAL CORPORATE GOVERNANCE FEATURES

Stockholder Authority to Amend Bylaws

At our 2019 annual meeting of stockholders, a supermajority of our stockholders, representing approximately 72% of the votes cast on the proposal, approved an amendment to our bylaws that allows stockholders to amend STORE’s bylaws by a majority vote of the outstanding shares entitled to be cast on the matter, pursuant to a binding proposal submitted for approval at a duly called annual meeting or special meeting of stockholders. Under this amendment as approved by our stockholders, such a binding proposal must (i) be submitted by a stockholder, or group of up to 20 stockholders, (a) owning at least 3% of STORE’s outstanding common stock continuously for at least the prior three years, and (b) satisfying certain eligibility, procedural and disclosure requirements set forth in Sections 3 and 11 of Article II of our bylaws, and (ii) not seek to alter or repeal (x) Article XII of the bylaws, which provides for indemnification and advancement of expenses for STORE’s directors and officers, (y) Article XIV of the bylaws, which provides an exclusive forum for certain litigation, or (z) Article XV, which addresses procedures for amendment of the bylaws, without the approval of our Board.

Stockholder Engagement

Over the years, we have developed our stockholder engagement program as a means to provide continuous and meaningful interaction with our stockholders. We engage with our stockholders through a multi-pronged program pursuant to which we seek input, address questions and concerns and provide perspective on STORE’s policies and practices to our stockholders throughout the entire year. In developing our approach to stockholder engagement, our principal goal is to develop strong relationships with our key stockholders that will allow us to understand those issues that are most meaningful to them, thereby giving us insight into stockholder support of any initiatives and strategies that we propose to implement in furtherance of our long-term growth, improved governance or other matters. We recognize that stockholders are the owners of STORE and we use every component of the engagement effort to provide stockholders with detailed disclosures about our business and our thoughts on relevant issues, including the rationale for our corporate strategy.

The key components of our stockholder engagement program are:

•

Direct Engagement. Each year our management seeks to engage with our significant stockholders on matters related to our business, corporate governance or other matters that they may wish to discuss. These engagements consist of focused, one-on-one meetings (in person or via teleconference or videoconference) between stockholders and our management that are designed to give our institutional stockholders an opportunity to better understand our company so that they may speak directly with management regarding any concerns they have, as well as fulfill their own fiduciary duties to their own investors.

•

Quarterly Investor Presentation. Each quarter, together with the filing of our earnings release, we prepare and file a comprehensive investor presentation that provides detailed information regarding our corporate strategy, financial results, investment portfolio statistics and other key metrics regarding our business. We update this presentation each quarter, file it with the SEC and make it available on our investor relations website.

•

Annual Letter to Stockholders. On an annual basis, our Chief Executive Officer publishes a letter to our stockholders that provides insights into our financial performance, the foundational elements of our business, the long-term strategies that we follow and the value that we provide to our customers.

We supplement these efforts throughout the year through post-earnings communications, participation at industry and investor conferences and general availability to respond to investor inquiries. We believe this multi-pronged approach to stockholder engagement allows us to maintain meaningful interaction with a broad audience including large institutional investors, smaller to mid-size institutions, pension funds, advisory firms and individual investors. We expect the widespread adoption and use of virtual technology in place of in-person meetings resulting from the COVID-19 pandemic to continue into the future and, thus, expect the number of interactions with our investors to increase over time.

Virtual Stockholder Meeting

We conduct each annual meeting as a “virtual meeting,” allowing our stockholders to join remotely from anywhere with an Internet connection. Our virtual meeting platform empowers stockholders to submit questions to our Board and management team, who are then able to thoughtfully review and respond to those questions in an organized manner. We remain very sensitive to concerns regarding virtual meetings generally from investor advisory groups and other stockholder rights advocates, who have suggested that virtual meetings may diminish stockholder voice or reduce

2022 Proxy Statement	15

accountability. Accordingly, we have designed this virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the online format allows stockholders to communicate with us in advance of, and during, the meeting so they can ask questions of our Board or management. During the live question-and-answer session of the meeting, we answer questions as they come in and address those asked in advance, as time permits. We have committed to publishing and answering each question received following the meeting. Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting is made publicly available on our investor relations site. We have continued to receive positive support from larger stockholders who have indicated the virtual format is beneficial and appropriate in the context of our broader direct outreach program, our geographic location, which is far removed from the offices of our principal investors, and the limitations on physical meetings resulting from the COVID-19 pandemic.

Virtual stockholder meetings also offer other benefits. We avoid the time, effort and elevated expenses of organizing physical meetings, which historically have been attended by only a few stockholders; our stockholders who wish to attend our annual meeting do not need to incur travel and other costs to do so; and we reduce the environmental impact our annual meetings have by cutting transport and related carbon emissions, paper materials and other negative impacts necessarily a part of a physical meeting. Our virtual meeting platform also allows us to better track attendance and more easily verify the identity of our stockholders. We believe these factors allow us to conduct our annual meetings in a manner that is more meaningful to us and our stockholders.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Our Board considers it inappropriate for any director, officer or employee to enter into speculative transactions in STORE securities, as well as transactions that, while allowing the holder to own STORE securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of other stockholders. Our Corporate Governance Guidelines accordingly prohibit the purchase or sale of puts, calls, options or other derivative securities based on STORE securities by directors, officers or employees. These guidelines also prohibit hedging or monetization transactions, such as forward sale contracts, in which the holder continues to own the underlying security without all the risks or rewards of ownership. Under the terms of our Insider Trading Policy, our directors and executive officers are additionally prohibited from engaging in short sales of our common stock, from purchasing securities on margin or, except with the prior written consent of our Chief Compliance Officer, pledging securities as collateral for a loan or other arrangement.

Stock Ownership Guidelines Applicable to Executive Officers and Outside Directors

We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders. As such, we maintain a Stock Ownership Policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Position	Minimum Equity Ownership Requirement

Chief Executive Officer	6x annual base salary

Executive Vice President	3x annual base salary

Outside Director	5x annual cash fees

Calculation of required ownership levels. These required stock ownership levels are based on the annual base salary or annual cash fees payable to an executive officer or outside director, as applicable, as of the date such person becomes subject to the stock ownership guidelines and the average closing sale price of STORE’s common stock for (i) in the case of persons subject to the policy who were in their respective office as of February 17, 2016 (the date the policy was adopted), the 60 trading days following February 17, 2016, and (ii) in the case of persons subject to the policy who assumed their respective office after February 17, 2016, the 60 trading days prior to the date they assumed such office. The requirement is determined on an individual basis, first in dollars as a multiple of the person’s annual base salary or annual cash fees, as applicable, and then by converting such amount to a fixed number of shares based on the applicable average closing sale price. Once established, a person’s requirement will not change due to changes in his or her base salary or annual cash director fees or fluctuations in STORE’s stock price and will only change in connection with an appointment to a different executive position.

16	STORE Capital Corporation

Eligible equity. Each person may count toward his or her ownership requirement shares owned directly, including restricted stock and shares deliverable upon settlement of restricted stock units the performance period for which has been completed (but not restricted stock units still subject to the achievement of performance goals) and shares owned indirectly, provided the person has an economic interest in the shares. Stock options and outstanding performance-based awards do not count toward the requirement.

Satisfying the requirement. Each person subject to the policy has five years to satisfy his or her applicable ownership requirement after becoming subject to the policy or following a change in the person’s ownership requirement. If a person does not satisfy the specified ownership levels when the applicable transition period ends, our Stock Ownership Policy does not require the person to purchase shares in the open market but does require that person to retain 100% of any shares then held and any shares subsequently acquired pursuant to any equity grants (after the payment of any applicable exercise costs and taxes) until the minimum ownership requirement is satisfied. As of December 31, 2021, all of our directors and executive officers were in compliance with our Stock Ownership Policy.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted our Corporate Governance Guidelines and our Code of Business Conduct and Ethics that apply to all of our directors, officers and employees. Current versions of these corporate governance documents are available free of charge on STORE’s investor relations website at http://ir.storecapital.com and in print to any stockholder who requests copies by contacting Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. We will promptly disclose to our stockholders, if required by applicable law or NYSE rules and regulations, any amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, www.storecapital.com, rather than by filing a Form 8-K.

Management of Our Human Capital

We believe that to continue to deliver strong financial results, we must execute on a human capital strategy that prioritizes, among other things: (i) establishing a work environment that attracts, develops and retains top talent; (ii) affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement; (iii) evaluating compensation and benefits and rewarding outstanding performance; (iv) engaging with, and obtaining feedback from, our employees on their workplace experiences; (v) enabling every employee, at every level, to be treated with dignity and respect, to be free from discrimination and harassment and to devote their full attention and best efforts to performing their job to the best of their respective abilities and (vi) communicating with our Board on key topics.

As part of our efforts to achieve these priorities:

•

We seek to foster a diverse and vibrant workplace of individuals who possess a broad range of experiences, backgrounds and skills. Our nine-person board includes five diverse members, including three women and two underrepresented minorities. At the management level, 43% of our executive officers and 50% of our officers at the level of Senior Vice President and above are women, including Mary B. Fedewa, our President and Chief Executive Officer, Sherry L. Rexroad, our Executive Vice President – Chief Financial Officer and Treasurer, and Lori Markson, our Executive Vice President – Portfolio Operations.

•

We empower our employees through employee-run engagement committees that develop and influence new employee onboarding, personal growth and professional development programs, STORE social and team-building events and health and wellness programs.

•

We actively support charitable organizations that promote education, environmentally sustainable practices and social well-being, and we encourage our employees to personally volunteer with organizations that are meaningful to them.

•

We seek to identify future leaders and equip them with the tools for management roles within our company. Our Board periodically reviews with our Chief Executive Officer the identity, skills and characteristics of those persons who could succeed to senior and executive management team positions.

As a result of our succession planning efforts and focus, we believe that we have a deep bench of men and women who are collectively fully capable of professionally operating our business and fulfilling the STORE vision.

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Management of Our Environmental Impact

STORE is a net-lease REIT. We acquire single-tenant operational real estate (or profit center properties) from business owners, and then lease the properties back to the business owners under long-term net-leases, substantially all of which are triple-net. Under a triple-net lease, the tenant is solely responsible for operating the business conducted in the building subject to the lease, keeping the building in good order and repair, remodeling and updating the building as it deems appropriate to maximize business value and paying the insurance, property taxes and other property-related expenses. Under the triple-net lease model, therefore, it is the customer, and not STORE, that controls energy, water usage and waste and recycling practices and decides when and how to implement environmentally sustainable practices at a given property.

While we do not control the business operations at our properties, as the property owner, we nevertheless recognize that the operation of commercial real estate assets can have a meaningful impact on the environment – particularly with respect to resource consumption and waste generation – and on the health of building occupants. We also understand that, even though STORE’s business is not directly carbon-intensive, as virtually all the properties we own are operated by our tenants under triple-net leases (creating Scope 3 emissions), our tenants do present climate risk through the operation of their businesses. We are therefore committed to environmental sustainability and the mitigation of the environmental risks presented by our tenants’ businesses as we continue to grow our property portfolio. This commitment reflects the fact that the properties we acquire are subject to both state and federal environmental regulations, but, more importantly, it aligns with our belief that being conscious of, and seeking to address and manage environmental risks within our control, and supporting our customers to do the same in their businesses, plays a central role in building and sustaining successful enterprises and is material to the success of our own business.

DIRECTOR COMPENSATION

2021 Director Compensation

The following table sets forth the elements of our director compensation program in effect in 2021:

Compensation Element	Position	2021

Annual Cash Fees:	Non-Executive Chairman:	$140,000

	Other Non-Employee Directors:	$85,000

Annual Equity Grant:	Non-Executive Chairman:	$185,000 in restricted stock that vests at the end of their one-year term

	Other Non-Employee Directors:	$130,000 in restricted stock that vests at the end of their one-year term

Board and Committee Meeting Fees:	All Non-Employee Directors:	None

Committee Chair Fee:	Audit:	$20,000

	Compensation:	$15,000

	Investment:	$15,000

	Nominating and Corporate Governance:	$12,500

In 2021, Messrs. Donovan and Smith also received additional cash fees of $20,000 and $15,000 for their service as the chairs of our Audit Committee and Compensation Committee, respectively. In addition, Ms. Kelley, who became Chair of the Nominating and Corporate Governance Committee effective June 4, 2021, received a prorated portion of the additional cash fees of $12,500 for service in that position (Mr. Fleischer did not receive additional fees for his service as the chair of the Nominating and Corporate Governance Committee prior to June 4, 2021) and Mr. Hipp, who became Chair of the Investment Committee effective November 2, 2021, received a prorated portion of the additional cash fees of $15,000 for service in that position.

The annual cash retainers are payable in four equal installments on the first business day of each quarter in arrears of service for the preceding quarter. The annual equity grant is made for prospective service, at the time of STORE’s annual

18	STORE Capital Corporation

meeting of stockholders, for the upcoming one-year term, except for the grant to Mr. Fleischer, which has historically been made in February of each year. Following the end of his service as Chairman of the Board, effective April 15, 2021, Mr. Fleischer earned compensation at the same rate as our other non-employee directors for his service on the Board.

The following table shows the compensation paid to the non-employee directors who served on our Board during 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)

Morton H. Fleischer	119,923	200,007	319,930

Joseph M. Donovan	105,000	129,999	234,999

William F. Hipp	87,466	129,999	217,465

Tawn Kelley	92,941	130,752	223,693

Catherine D. Rice	107,759	129,999	237,758

Quentin P. Smith, Jr.	100,000	129,999	229,999

Einar A. Seadler(3)	88,646	129,999	218,645

(1)

All stock award amounts in this column reflect the aggregate grant date fair value of restricted stock calculated in accordance with FASB ASC Topic 718. For each director other than Mr. Fleischer, the number of shares of restricted stock granted in May 2021 was determined by dividing the grant date value of the award, $130,000, by $34.04 (the closing price of our common stock on May 27, 2021, the date of the grant), rounded down to the nearest whole share. Ms. Kelley’s total includes an additional $753.42, reflecting the prorated grant she received as a result of her ascension to the position of Chairman of the Board effective December 27, 2021. For Mr. Fleischer, the number of shares of restricted stock granted was determined by dividing the grant date value of the award, $200,000, by $32.14 (the closing price of our common stock on February 18, 2021, the date of the grant), rounded down to the nearest whole share.

(2)	As of December 31, 2021, our independent directors then in office had the following aggregate numbers of unvested stock awards outstanding:

Name	Unvested Stock Awards

Morton H. Fleischer	15,292

Joseph M. Donovan	3,819

William F. Hipp	3,819

Tawn Kelley	3,819

Catherine D. Rice	3,819

Einar A. Seadler(3)	3,819

Quentin P. Smith, Jr.	3,819

(3)	Mr. Seadler resigned from the Board and as a member of each committee on which he served, effective February 17, 2022.

2022 Director Compensation

Our Compensation Committee periodically reviews the compensation of our non-employee directors and recommends changes to the Board when it deems appropriate. For 2022, our non-employee director compensation program will remain unchanged.

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

Independence Determinations

Under the corporate governance listing standards of the NYSE and our Corporate Governance Guidelines, our Board must consist of a majority of independent directors. In making independence determinations, our Board observes NYSE and SEC criteria and considers all relevant facts and circumstances. Under NYSE corporate governance listing standards, to be considered independent:

•	the director must not have a disqualifying relationship, as defined in the NYSE standards; and

•

our Board must affirmatively determine that the director otherwise has no material relationship with STORE directly, or as an officer, stockholder or partner of an organization that has a relationship with STORE.

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Our Board, through its Nominating and Corporate Governance Committee, annually reviews all relevant business relationships any director and director nominee may have with STORE. As a result of its annual review, our Board has determined that none of the following director nominees has a material relationship with STORE and, as a result, such director nominees are independent: Jawad Ahsan, Joseph M. Donovan, David M. Edwards, Morton H. Fleischer, William F. Hipp, Tawn Kelley, Catherine D. Rice, and Quentin P. Smith, Jr.

Mary B. Fedewa, who serves as STORE’s President and Chief Executive Officer, is an executive officer of STORE and is therefore not an independent director.

All of the directors who serve as members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent as required by the NYSE corporate governance rules. Under these rules, our Audit Committee members also satisfy a separate SEC independence requirement and our Compensation Committee members also satisfy an additional NYSE independence requirement.

Certain Relationships and Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related parties (our “Related Person Policy”). Our Related Person Policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K under the Securities Act of 1933, as amended) must promptly disclose to our Chief Compliance Officer any transaction in which the amount involved exceeds $1,000 and in which any related person had or will have a direct or indirect material interest and all material facts with respect thereto. Following a determination of whether the proposed transaction is material to STORE (with any transaction in which the amount involved exceeds $50,000 being deemed material for purposes of our Related Person Policy), our Chief Compliance Officer will report the transaction to our Audit Committee for its approval. No related party transaction will be executed without the approval or ratification of our Audit Committee. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. Our Audit Committee will consider all relevant facts and circumstances when deliberating on such transactions, including whether such transactions are in, or not inconsistent with, the best interests of STORE and its stockholders.

The following is a summary of related party transactions since January 1, 2021. The related party transactions listed below were all approved by our Audit Committee and/or our Board.

•

We are a party to indemnification agreements with our directors and certain members of management. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under securities laws may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

•

Following a competitive bidding process conducted in the fall of 2018, we selected Berkshire Hathaway Specialty Insurance Company (“BHSIC”) to provide our primary layer of directors and officers liability insurance as well as Side A difference in condition coverage. For the policy period of December 31, 2021 through December 31, 2022, we paid a premium to BHSIC of $220,000 and $50,000, respectively, for such policies. In addition, we selected BHSIC to provide our employment practices liability insurance for the period of December 31, 2021 through December 31, 2022, and paid an additional premium of $12,916 for such policy. As of December 31, 2021, Berkshire Hathaway Inc., the parent company of BHSIC, beneficially owned approximately 8.9% of our outstanding common stock.

20	STORE Capital Corporation

EXECUTIVE COMPENSATION

PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•	What am I voting on?

Stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

•	Voting recommendation:

“FOR” the advisory vote to approve the compensation of our named executive officers. Our Compensation Committee takes very seriously its role in the governance of STORE’s compensation programs and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

•	Vote required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the results of this proposal.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, we request that our stockholders cast an annual non-binding, advisory vote to approve the compensation of STORE’s named executive officers (our “Named Executive Officers” or “NEOs”) identified in the “Compensation Discussion and Analysis” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and STORE’s performance.

This say-on-pay vote is merely advisory and will not be binding upon STORE, our Board or our Compensation Committee, nor will it create or imply any change in the duties of STORE, our Board or our Compensation Committee with respect to our executive compensation plans, programs or practices. Our Compensation Committee will, however, take into account the outcome of this vote when considering future executive compensation decisions. Our Board values constructive dialogue on executive compensation and other significant governance topics with STORE’s stockholders and encourages all stockholders to vote their shares on this important matter.

Board Recommendation

Our Board recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of STORE’s Named Executive Officers as disclosed in this Proxy Statement.

2022 Proxy Statement	21

EXECUTIVE OFFICERS

Set forth below is biographical information with respect to each of our executive officers as of the date of this Proxy Statement, except Ms. Fedewa, STORE’s President and Chief Executive Officer. Ms. Fedewa also serves as a director on our Board and her biographical information is set forth above in the section titled “Governance—Proposal No. 1—Election of Directors—2021 Director Nominees.”

Craig A. Barnett Age: 45

Officer Since: 2020 Years at STORE: 11	Mr. Barnett has served as our Executive Vice President – Underwriting and Portfolio Management since September 2020. Prior to his appointment, Mr. Barnett served in various leadership roles at STORE for nearly 11 years, most recently as Senior Vice President – Portfolio Management. Since joining STORE as a senior underwriter in 2011, Mr. Barnett has played an integral role in growing STORE’s transaction volume to over $9.0 billion. Mr. Barnett has nearly 20 years of broad-based commercial real estate and REIT experience, including portfolio and investment management, capital transactions, investment analysis, underwriting and valuation. Prior to joining STORE, he was a Vice President of Franchise Capital Advisors and held leadership positions at GE Capital and FFCA. Mr. Barnett received a B.S. degree in Finance from Arizona State University’s W.P. Carey School of Business.

Chad A. Freed Age: 48

Officer Since: 2019 Years at STORE: 2	Mr. Freed joined STORE in August 2019 and has served as our Executive Vice President – General Counsel, Chief Compliance Officer and Secretary since that time. Prior to joining STORE, Mr. Freed served as the General Counsel, Executive Vice President of Corporate Development of Universal Technical Institute, Inc. (NYSE: UTI) (“UTI”), an education company, from June 2015 to August 2019. Mr. Freed previously served as UTI’s General Counsel, Senior Vice President of Business Development from March 2009 to June 2015, as Senior Vice President, General Counsel from February 2005 to March 2009 and as inside legal counsel and Corporate Secretary since March 2004. Prior to joining UTI, Mr. Freed was a Senior Associate in the Corporate Finance and Securities department at Bryan Cave LLP. Mr. Freed received his Juris Doctor from Tulane University and a B.S. degree in International Business and French from Pennsylvania State University.

Tyler S. Maertz Age: 43

Officer Since: 2020 Years at STORE: 11	Mr. Maertz has served as our Executive Vice President – Acquisitions since September 2020. Prior to his appointment, Mr. Maertz served in various capacities at STORE, having joined STORE shortly after inception as the initial member of our direct acquisitions team, most recently as Senior Managing Director – Western Territory. Mr. Maertz served in various positions with GE Capital for 11 years prior to joining STORE, including as a member of the sales team at GE Franchise Finance, actively managing the customer relationships for a portfolio of assets approaching $1 billion, and leading the Financial Planning & Analysis group at GE Franchise Finance. Mr. Maertz graduated with honors from GE’s Financial Management Program, a renowned leadership training program. Mr. Maertz received a Bachelor of Business Administration degree in Finance & Accounting from the University of Notre Dame and an M.B.A. degree from Arizona State University’s W.P. Carey School of Business, and is a CFA charterholder.

Lori Markson Age: 50

Officer Since: 2022 Years at STORE: 6	Ms. Markson has served as our Executive Vice President – Portfolio Operations since February 2022, having previously served as Senior Vice President – Portfolio Operations and in various other leadership roles at STORE since 2016. Ms. Markson has 25 years of broad-based commercial lending and real estate experience, including underwriting, asset management, operations and valuation. Prior to joining STORE, she had a 15-year career at GE Franchise Finance where she served as Managing Director of Underwriting and Portfolio Management and Vice President of Underwriting. Prior to GE Franchise Finance, Ms. Markson held positions in commercial real estate underwriting and loan origination. Ms. Markson earned a B.A. degree in Economics from The University of California, Los Angeles.

22	STORE Capital Corporation

David Alexander McElyea Age: 47

Officer Since: 2022 Years at STORE: <1	Mr. McElyea has served as our Executive Vice President – Data, Analytics and Business Strategy since February 2022, having joined STORE in October 2021 as Senior Vice President – Business Analytics, and oversees the development of STORE’s advanced analytics models and the ongoing development of its enterprise business intelligence platform. Mr. McElyea has 20 years of experience in analytic roles within the financial services industry. Prior to joining STORE, Mr. McElyea spent four years with OneAZ Credit Union, most recently in the role of Chief Data Analytics Officer, and prior to that, Mr. McElyea spent five years with American Express Company in marketing science and analytics roles. Mr. McElyea earned a B.A. degree in Economics from Arizona State University and an M.B.A. degree from Arizona State University’s W.P. Carey School of Business.

Sherry L. Rexroad Age: 57

Officer Since: 2021 Years at STORE: <1	Ms. Rexroad has served as our Executive Vice President – Chief Financial Officer and Treasurer since November 2021, having joined STORE in October 2021. Prior to joining STORE, Ms. Rexroad served for nine years at BlackRock Global Real Asset Securities, where she served as Managing Director and Global Head of Business Development since June 2017 and as the Co-Global Chief Investment Officer and Chair of the Investment Committee for BlackRock’s Real Asset Securities team from June 2012 to June 2017. Prior to joining BlackRock, Ms. Rexroad served as the Senior Portfolio Manager (REITs, Americas) for Aviva Investors North America from June 2010 to June 2012. She was previously a Managing Director and Portfolio Manager with ING Clarion Real Estate Securities (“ING”) from January 1997 to November 2005. Prior to ING, she worked for AEW Capital Management, the U.S. Environmental Protection Agency and the General Services Administration. Ms. Rexroad holds the Chartered Financial Analyst designation and is a member of the CFA Institute. She serves on the FTSE Nareit Index Series Advisory Committee and is a member of the Advisory Board of Governors for Nareit. She is Co-Chair of Nareit’s Dividends through Diversity Initiative Steering Committee and is an active member of Wharton Women in Leadership. Ms. Rexroad earned a B.A. degree from Haverford College and an M.B.A. degree from The Wharton School, University of Pennsylvania.

2022 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the material components of our executive compensation program for our Named Executive Officers, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why our Compensation Committee arrived at the specific compensation decisions involving our NEOs for the 2021 fiscal year.

For 2021, our NEOs were:

Named Executive Officer	Title as of December 31, 2021

Mary B. Fedewa	President and Chief Executive Officer(1)

Sherry L. Rexroad	Executive Vice President – Chief Financial Officer and Treasurer(2)

Chad A. Freed	Executive Vice President – General Counsel, Chief Compliance Officer and Secretary

Craig A. Barnett	Executive Vice President – Underwriting and Portfolio Management

Tyler S. Maertz	Executive Vice President – Acquisitions

Christopher H. Volk	Former Chief Executive Officer and Executive Chair(3)

Catherine Long	Former Executive Vice President – Chief Financial Officer and Treasurer(4)

(1)	Ms. Fedewa was promoted to Chief Executive Officer effective April 15, 2021.

(2)

Ms. Rexroad joined STORE on October 18, 2021 and was appointed to her positions effective November 8, 2021. For 2021, her compensation reflected the negotiated terms of her employment agreement. For 2022, her compensation will be determined through STORE’s regular compensation process.

(3)	Mr. Volk, our former Chief Executive Officer, became Executive Chair effective April 15, 2021. His employment with STORE and service as a Board member terminated effective December 27, 2021.

(4)	Ms. Long retired from her positions effective November 8, 2021 and left the employment of the Company effective November 12, 2021.

The discussion that follows will focus on the 2021 compensation of Ms. Fedewa and Messrs. Freed, Barnett and Maertz.

Executive Summary

Business Highlights

Our Business. We are an internally managed net-lease REIT, and a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is our target market and the inspiration for our name. We are one of the largest and fastest-growing net-lease REITs and own a well-diversified portfolio that consists of investments in 2,866 profit center property locations operated by 556 customers across the United States. Our customers operate across a wide variety of industries within the service, retail and manufacturing sectors of the U.S. economy, with restaurants, early childhood education, metal fabrication, automotive repair and maintenance and health clubs representing the top industries in our portfolio.

24	STORE Capital Corporation

2021 Performance and the Continuing Impact of the COVID-19 Pandemic. In a normal economic environment, we typically collect substantially all our contractual base rent and interest from our customers each month. When the COVID-19 pandemic forced widescale business closures in March 2020, our cash rent recollections began to drop, from nearly 100% in March 2020 to 64% in May 2020. We quickly developed, and engaged directly with a substantial number of our tenants in highly impacted industries on, short-term rent deferral arrangements, including a structured rent relief program under which we allowed tenants to defer a portion of their rent, with repayment primarily structured through short-term, interest-bearing notes. These efforts allowed our customers to avoid lease defaults while giving their businesses time to recover and providing us the ability to continue to receive our contractual base rent and interest. After the substantial drop in our cash rent collections through May 2020, our contractual rent receipts began to slowly rebound, ultimately reaching 90% for the fourth quarter of 2020, by which time nearly all our portfolio properties were open for business. In 2021, our cash rent collections percentage continued to improve and we collected a substantial portion of the rent that our highly impacted customers deferred in 2020.

Despite the continuing challenges presented by the COVID-19 pandemic, our NEOs and other senior management again delivered strong, focused leadership throughout 2021 in proving out the STORE business model:

•	Our focus on the large market for profit center real estate allowed us to be selective in our acquisitions and to direct our efforts at vital industries that can withstand severe business shocks;

•

Our customer-centric approach, which involves direct engagement with tenants and requires, as part of every lease, the collection and analysis of our customers’ financial statements, enabled us to understand the needs of our customers and to develop relationship-driven solutions to guide them through the pandemic while ensuring that their rental obligations to us could be satisfied;

•

Our pervasive use of master lease contracts, which provide for strong rent coverages, annual lease escalations and tenant alignments of interest (such as parent company recourse, guarantees and cross-defaults), continued to give us the flexibility to work with tenants in need, while putting us in a position to successfully enforce our right to receive contractual rent payments; and

•

Our discipline in continuing to pay less than replacement cost for the properties we acquire, and in obtaining initial cap rates in excess of those that might be demanded in the brokered marketplace, ensured that we maintained our margins of safety.

2022 Proxy Statement	25

The decisions made by our Compensation Committee and our Board on the compensation of our NEOs reflect our Board’s view of our executive management team’s strong performance in managing the business in 2021:

•	We completed $1.5 billion in acquisition volume. During the year ended December 31, 2021, we invested approximately $1.5 billion in 336 property locations at a weighted average initial real estate capitalization rate of 7.5% on the properties we acquired.

•	We strengthened and diversified our portfolio. As of December 31, 2021, our total gross investment in real estate had reached approximately $10.7 billion, representing 2,866 property locations operated by 556 customers across the United States. Our top ten customers collectively accounted for only 18.4% of our base rent and interest, with our largest customer accounting for only 3.0%.

•	We completed our fourth public debt offering. In November 2021, we completed our fourth public debt offering, issuing $375.0 million in aggregate principal amount of unsecured, investment-grade rated 2.70% Senior Notes, due in December 2031.

•	We continued to access the equity capital markets. During 2021, we raised aggregate net proceeds of $243.7 million from the sale of approximately 7.3 million shares of common stock under our ATM equity offering program.

•	We increased our dividend. For the year ended December 31, 2021, we declared dividends totaling $1.49 per share of common stock to our stockholders. In the third quarter of 2021, we raised our quarterly dividend 6.9% from our previous quarterly dividend amount.

•	We completed our 10th Master Funding transaction. In June 2021, we marked our tenth issuance of net-lease mortgage notes under our STORE Master Funding debt program, issuing a total of $515.0 million of net-lease mortgage notes, of which $337.0 million are rated AAA with the remainder rated A+, at a weighted average coupon rate of 2.80%.

•	We paid down indebtedness. In conjunction with our secured STORE Master Funding and unsecured note issuances during 2021, we prepaid, without penalty, $86.7 million of STORE Master Funding Series 2013-1 Class A-2 notes in May 2021, $83.3 million of STORE Master Funding Series 2013-2 Class A-2 notes in July 2021 and $85.9 million of STORE Master Funding Series 2013-3 Class A-2 notes in November 2021; the three prepaid note classes bore a weighted average interest rate of 5.06% and were scheduled to mature in 2023. Additionally, we repaid $455 million of debt under our unsecured revolving credit facility with proceeds from our 2021 debt issuances and repaid our $100 million bank term loan at maturity.

•	We grew our unencumbered assets. We concluded 2021 with $6.8 billion in unencumbered assets, representing approximately 64% of our total investment portfolio.

26	STORE Capital Corporation

In 2021, we continued to adhere to the following compensation and corporate governance practices:

What We Do:

✔	We Pay for Performance: A substantial portion of our compensation is not guaranteed and is instead linked to the achievement of key financial metrics that are disclosed to our stockholders.

✔

We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.

✔

We Can Claw Back Compensation: Our independent directors have the ability to recoup incentive compensation from an NEO if STORE’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by the NEO.

✔	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.

✔

We Seek Alignment with Our Stockholders: We require each of our Named Executive Officers and our directors to maintain a meaningful ownership stake at levels specified in our Stock Ownership Policy, and 69% or more of our NEOs’ total direct compensation is performance-based.

What We Don’t Do:

✘	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses, and none of the employment agreements with our NEOs contain such provisions.

✘	No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards.

✘

No Payment of Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units: Performance-based restricted stock units do not receive dividends or dividend equivalents unless and until the shares have been earned.

✘	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

✘	No Hedging or Pledging: We have policies that prohibit our officers and directors from hedging, effecting short sales or pledging our stock.

✘	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change in control or other payments.

✘	No Change in Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control.

✘	No Excessive Severance: Our executive officers cannot receive severance payments and benefits exceeding 2.99 times salary and cash bonus without stockholder approval.

2022 Proxy Statement	27

Response to 2021 Advisory Vote on Executive Compensation

At each of our annual meetings held in 2017-2020, over 93% of the votes cast on the non-binding, advisory vote on the compensation of our Named Executive Officers were voted in support of our executive compensation program. At our 2021 annual meeting of stockholders, for the reasons described below, our executive compensation program received the support of 69.926% of the votes cast.

2021-2022 Stockholder Engagement Program. As discussed in detail in our proxy statement for our 2021 annual meeting of stockholders, the COVID-19 pandemic, the measures taken to prevent its spread and the resulting material adverse effects on the economy, the financial markets and highly impacted sectors in which certain of our customers operate negatively impacted our results of operations in 2020. When our Compensation Committee initially adopted our 2020 executive compensation program in mid-February 2020, the pending onset of a global pandemic and resulting economic shocks were not yet known, and the Committee established an executive compensation program that mirrored our historical programs, adopting performance metrics that reflected the information known at that time. The uncertainty that followed the onset of the pandemic in March 2020 quickly led to curtailed acquisitions, the maintenance of elevated liquidity levels and the anticipated deferral of a portion of expected second quarter rent and interest income, and we determined to suspend our earnings guidance. Given the lack of visibility into future operating performance for 2020 and our investors’ focus on our ability to collect our contractual base rent and interest, our Compensation Committee chose to revisit the 2020 executive compensation program for our NEOs in order to evaluate how to provide appropriate incentives during a time of crisis. In the context of the greatest national healthcare crisis in a century, our Compensation Committee and the Board believed that a realignment of interests sent an important message at a time when the efforts required of, and the demands on, our leadership and STORE team members to navigate this uncertainty were substantial. Therefore, our Compensation Committee approved, and our Board supported, adjustments made to our corporate performance metrics for 2020 for both our annual cash bonus and our in-flight performance-based restricted stock units (“RSUs”) programs, which aimed to focus management’s efforts on those activities deemed most important and impactful in managing through the COVID-19 pandemic and which the Committee believed appropriately compensated management, and prevented unfairly penalizing management, for its efforts in the face of the unusual and unexpected nature of the COVID-19 pandemic.

Due to the foregoing 2020 compensation adjustments, our “say on pay” proposal received the affirmative vote of 69.926% of the votes cast. In view of that result, during the fourth quarter of 2021 and first quarter of 2022, we initiated a specific stockholder outreach effort on executive compensation matters, focusing in particular on our decisions affecting 2020 compensation, each investor’s reaction to those decisions and our compensation actions and plans subsequent to 2020.

In the course of this outreach effort, we sought to engage 24 institutional investors that, as of the initiation of our effort, collectively held approximately 68.5% of our outstanding shares. We held stockholder engagement meetings with 13 investors representing approximately 43.2% of our outstanding shares, while six firms informed us that they did not feel engagement was necessary at the time, and five firms did not respond to our invitations. Quentin P. Smith, Jr., the Chair of our Compensation Committee and a member of our Nominating and Corporate Governance Committee, led this outreach effort.

By the numbers: Stockholder engagement in 2021 and 2022

We invited 24 of our largest stockholders	. . . representing approximately 68.5% of our outstanding shares to engage with us.	We held stockholder engagement meetings with 13 investors	. . . representing approximately 43.2% of our outstanding shares.	6 investors, representing approximately 17.5% of our outstanding shares affirmed that further engagement was not necessary	. . . while 5 investors, representing approximately 7.7% of our outstanding shares did not respond.

28	STORE Capital Corporation

Our substantive conversations with stockholders covered a variety of compensation and related topics:

Program design and structure	Rationale for metric selection	Transparency and rigor of metrics

Rationale for 2020 changes to cash bonus program	Rationale for 2020 changes to in-flight RSUs	Compensation Committee philosophy on use of discretion

2021 management transition	Progress on ESG initiatives	Board and management diversity

The key feedback from our stockholders related to our executive compensation program and our responses are shown in the chart below:

Area of Focus	What We Heard from Investors	How We Responded

Performance Metrics and Performance Period

•  Our investors approve of the design and structure of our compensation programs, which, with respect to short-term cash compensation, combine base salary with a performance-based annual bonus, and, with respect to long-term equity compensation, combine time-vested restricted stock with performance-based RSUs.

•  In general, our investors appreciated the complexity of the decisions our Compensation Committee made regarding the 2020 compensation adjustments and how the Committee sought to balance the need to appropriately incentivize management during a unique time period against stockholder expectations that metrics will not be changed once set.

•  Following the unique circumstances of 2020, we returned to our historical performance metrics for 2021.

•  We committed to continue to review rigor and weighting of metrics each year.

•  We confirmed that the 2020 actions were a one-time response to a unique situation and committed to avoid the use of discretion to adjust existing cash bonus metrics or in-flight equity awards, absent extraordinary circumstances.

•  We agreed to continuously review and update proxy disclosure to ensure transparency regarding our compensation programs and decisions.

•  The investors who voted against our “say on pay” proposal at the 2021 annual meeting of stockholders specifically objected to the Committee’s use of discretion to change the 2020 annual bonus performance metrics after the performance year had begun, as well as to the Committee’s further use of discretion with regard to the handling of 2020 with respect to the performance-based RSUs.

•  Even those investors who objected to our “say on pay” proposal at the 2021 annual meeting of stockholders generally commended the transparency and detail in the 2021 proxy statement explaining the rationale for the decision, and viewed the 2020 actions as a one-time event that would not be considered relevant to future “say on pay” votes.

•  One investor questioned the rationale and rigor of certain metrics used in our performance-based RSU program, preferring absolute to relative metrics and different weightings.

ESG Matters	• Investors noted the diversity of our Board and senior management.

•  We continue this focus, recently adding another diverse director and, in late 2021, becoming one of the few companies in which women hold the positions of non-executive Board Chair, Chief Executive Officer and Chief Financial Officer.

	• Investors desire further action on carbon reduction, while understanding the limitations STORE faces as a triple-net lease operator that does not control the properties it owns.	• We will continue to be very focused in proactively educating tenants on what they can do to reduce emissions and providing incentives to induce such behavior.

• We again continued to include ESG goals as an element of the personal goals component of our annual cash bonus program.

2022 Proxy Statement	29

Compensation Philosophy and Objectives

We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals who are aligned with the interests of our stockholders. Our Compensation Committee seeks to develop a well-balanced program that contains a competitive annual base salary but that is weighted towards variable at-risk pay elements through the use of short-term cash incentive and long-term equity-based compensation. We foster a culture where our NEOs must achieve established personal goals (including, for certain NEOs, goals associated with ESG initiatives) and must contribute to STORE’s achievement of measurable financial performance metrics in order to increase their cash compensation and also must deliver meaningful returns to our stockholders in order to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.

How We Determine Compensation

Role of our Compensation Committee. Our Compensation Committee, operating pursuant to authority delegated to it by our Board, oversees the design, development and implementation of our executive compensation program. Our Compensation Committee also administers our compensation plans and awards for our directors and Named Executive Officers and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our Named Executive Officers. Our Compensation Committee’s responsibilities are set forth in its written charter and are more fully described in this Proxy Statement under the heading “Governance-Board and Committee Governance-Committees and Meetings of the Board.”

Role of Management. Certain of our Named Executive Officers, principally our Chief Executive Officer and our Chief Financial Officer, work closely with our Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists our Compensation Committee’s consultant in its survey of our executive compensation practices by providing historical compensation information. Management makes recommendations of the program design for the Named Executive Officers for consideration by our Compensation Committee.

Role of Compensation Consultant. In 2021, our Compensation Committee again engaged Korn Ferry as its independent compensation consultant to assist the Committee with structuring our executive compensation program. Korn Ferry provided our Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2021 executive compensation program described herein. Our Compensation Committee conducts independence assessments of its consultants and has determined that no conflict of interest exists that would require disclosure under SEC rules. Korn Ferry does not provide services to STORE in any other capacity.

Competitive Market Analysis. In 2020, we established an updated peer group (the “Compensation Peer Group”) for purposes of developing our 2021 executive compensation program. In developing the Compensation Peer Group, our Compensation Committee, with the assistance of Korn Ferry and management, focused primarily on the compensation practices, salary levels and target incentive levels of peer companies according to revenue (seeking a peer group with respect to which STORE’s revenue is close to median), asset size and market capitalization. Consistent with previous peer groups, the Compensation Peer Group includes both net-lease REITs and other REITs that have experienced significant asset growth in recent years, many of which also have relatively small employee populations. Giving effect to recent acquisition activity in the REIT sector, the Compensation Peer Group consisted of the following companies:

Agree Realty Corporation*	Medical Properties Trust, Inc.
American Homes 4 Rent	National Retail Properties, Inc.*
Broadstone Net Lease, Inc.*	Omega Healthcare Investors, Inc.*
CyrusOne, Inc.	Physicians Realty Trust
Douglas Emmett, Inc.	QTS Realty Trust, Inc.
EPR Properties*	Spirit Realty Capital*
Gaming and Leisure Properties, Inc.*	STAG Industrial, Inc.*
Lexington Realty Trust	W.P. Carey Inc.*

*	Denotes a net-lease oriented company.

30	STORE Capital Corporation

Our Compensation Committee reviews each compensation element and aggregate total direct compensation (the sum of base salary, short-term cash incentives and long-term equity incentives) for each of our Named Executive Officers compared to similarly situated employees of companies in the Compensation Peer Group, but does not target compensation to a specific percentile of the market data. In determining actual pay levels, our Compensation Committee considers peer group data as well as other factors that, in its collective judgment, it believes to be relevant, including the executive’s experience and performance, internal pay equity among STORE’s senior management team based on the executive’s respective scope of responsibilities and specific skills, the executive’s ability to impact business results and other business events or conditions.

Custom Peer Group for Long-Term Incentive Plan. As further discussed below, with respect to the performance-based RSU component of our long-term incentive compensation, we modified the relative weighting of the relative Compounded Annual TSR and the absolute Compounded AFFO Per Share Growth metrics (each as defined below), so that the former represents 75% of the potential award and the latter represents 25% of the potential award (instead of each being weighted at 50%); and for the relative Compounded Annual TSR component of the award we adjusted the peer group of companies for comparison purposes from the component companies included within, and ranked by, the MSCI US REIT Index, which is a free float-adjusted market capitalization index that is comprised of approximately 150 equity REITs (the “MSCI Index”), to a custom peer group of 20 companies that better align with STORE, based on market capitalization, revenue and volatility (the “Custom Peer Group”).

In the discussion below, we reference funds from operations (“FFO”), adjusted funds from operations (“AFFO”), which are metrics that are not included within the Financial Accounting Standards Board’s (“FASB”) generally accepted accounting principles (“GAAP”). FFO is used generally by management teams, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses that may cause short-term fluctuations in net income but have no impact on long-term operating performance, such as: straight-line rents, including construction period rent deferrals; amortization of equity-based compensation, deferred financing costs and lease-related intangibles; lease termination fees; capitalized interest and executive severance costs. We believe that these costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO. As a result, we believe AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, we disclose both FFO and AFFO and reconcile them to the most appropriate GAAP performance metric, which is net income, and we use AFFO as a component of both our short-term and long-term incentive programs. Our FFO and AFFO may not be comparable to similarly-titled measures employed by other companies. For a discussion of the manner in which we compute AFFO and for a table setting forth a reconciliation of our FFO and AFFO to our net income (as determined in accordance with GAAP), please see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” on page 46 of our Annual Report on Form 10-K filed with the SEC on February 25, 2022.

2022 Proxy Statement	31

Elements of 2021 Compensation

The components of our Named Executive Officers’ 2021 compensation were set forth in an annual written compensation plan approved by the Compensation Committee. For 2021, the compensation of our Named Executive Officers consisted of three principal components:

Compensation Element	Purpose of Compensation Element	Key Features of Compensation Element
Base Salary	• A stable means of cash compensation designed to provide competitive compensation that reflects the contributions and skill levels of each executive.	• Paid in cash • Our Compensation Committee, with assistance from its compensation consultant, generally reviews base salaries each year.
Short-Term Incentive Compensation

•   An annual cash bonus program designed to motivate our executive officers to achieve performance goals established by our Compensation Committee that reinforce our annual business plan, to assist STORE in attracting and retaining qualified executives and to promote the alignment of our Named Executive Officers’ interests with those of our stockholders.

•   The threshold, target and maximum dollar amounts for short-term incentive compensation are established by our Compensation Committee.

•  Paid in cash following our Compensation Committee’s certification of achievement of goals.

Long-Term Incentive Compensation

•   An equity-based compensation program involving awards of restricted stock and performance-based RSUs that are designed to align the long-term interests of our Named Executive Officers with those of our stockholders and to maintain the competitiveness of our total compensation package.

• Restricted stock grants are subject to time-based vesting while performance-based RSUs vest at the end of a three-year performance period. • Generally granted in February of each year.

Reflecting our Compensation Committee’s philosophy that our NEOs’ compensation should be weighted towards variable at-risk pay elements, the following chart presents the overall target mix of compensation elements for our NEOs for 2021 as set forth in the approved compensation plan:

Name(1)	Base Salary%	Target Bonus%	Target LTI %
Mary B. Fedewa(2)	14%	22%	64%
Chad. A. Freed	29%	22%	49%
Craig A. Barnett	31%	23%	46%
Tyler S. Maertz	31%	23%	46%

(1)	Ms. Rexroad was elevated to the position of Executive Vice President – Chief Financial Officer and Treasurer in November 2021 and was not included in the initial 2021 executive compensation program.

(2)	The calculations for Ms. Fedewa are based on her approved compensation elements prior to her promotion to President and Chief Executive Officer effective April 15, 2021.

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Set forth below is a discussion of each of the principal components of 2021 compensation for our NEOs.

Base Salary

Base salary represents a stable means of cash compensation to our Named Executive Officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. As shown above, however, consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary. We generally implement any base pay increases on a calendar year basis, while reserving the ability to make mid-year increases to reflect a promotion, increased responsibilities or other factors. The following table shows the base salaries of our current NEOs for 2020 and 2021:

	Base Salary
Name	2020		2021
Mary B. Fedewa	$650,000	(1)	$725,000	(2)
Chad A. Freed	$375,000		$400,000
Craig A. Barnett	$350,000		$375,000
Tyler S. Maetz	$330,000		$350,000

(1)

Effective October 1, 2020, Ms. Fedewa’s base salary, which was initially set in February 2020 at $600,000 to compensate her for her services as STORE’s Chief Operating Officer, was increased to $650,000 to reflect her appointment to the role of President and Chief Operating Officer.

(2)

Effective April 15, 2021, Ms. Fedewa’s base salary, which was initially set in February 2021 at $650,000 to compensate her for her services as STORE’s President and Chief Operating Officer, was increased to $725,000 to reflect her promotion to the role of President and Chief Executive Officer.

Short-Term Incentives

Payment opportunities for cash awards under the annual cash bonus program administered pursuant to the STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (our “2015 Incentive Plan”) are expressed as a percentage of base salary and reflect each executive’s contributions to STORE’s success and the market level of compensation for such position. We seek to design our annual cash bonus program to motivate our executive officers to achieve performance goals established by our Compensation Committee that reinforce our annual business plan, to assist STORE in attracting and retaining qualified executives and to promote the alignment of our Named Executive Officers’ interests with those of STORE’s stockholders.

Program Design for 2021. For 2021, our Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, which our Named Executive Officers are eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities (as a percentage of base salary)
Name	Threshold	Target	Maximum
Mary B. Fedewa(1)	75%	150%	300%
Chad A. Freed	37.5%	75%	150%
Craig A. Barnett	37.5%	75%	150%
Tyler S. Maertz	37.5%	75%	150%

(1)	Ms. Fedewa’s Threshold, Target and Maximum percentages were adjusted upward from 70%, 140% and 280%, respectively, upon her elevation to President and Chief Executive Officer effective April 15, 2021.

For 2021, as in prior years, the compensation program as adopted by our Compensation Committee provided that all of our Named Executive Officers would be eligible to earn annual cash bonuses based (i) 75% on STORE’s achievement of identified corporate performance metrics (as described in more detail below), and (ii) 25% on each individual officer’s achievement of personal goals specifically developed for each Named Executive Officer and approved by our Compensation Committee. Our Compensation Committee weights corporate metrics more heavily than individual performance metrics because such metrics represent the primary drivers of our financial performance and thus serve to better align our NEOs’ incentives with those of our stockholders. However, in designing the cash bonus award program for 2021, our Compensation Committee also sought to avoid the issue that occurred in 2020 as a result of the COVID-19

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pandemic, whereby an unprecedented, external shock to the overall economy, well outside the control of STORE’s management, so heavily impacts STORE’s AFFO per share results in a single year that the ability to achieve the portion of the annual cash bonus based on AFFO per share is materially and adversely affected (and effectively unattainable). Therefore, for the 2021 annual cash bonus program, our Compensation Committee made the following adjustments:

•

lowered the relative weighting of the AFFO per share corporate performance metric to 26.67% of the corporate performance metrics (20% of the total bonus opportunity) from 40% of the corporate performance metrics (30% of the total bonus opportunity);

•

increased the relative weighting of the origination volume corporate performance metric to 40% of the corporate performance metrics (30% of the total bonus opportunity) from 26.67% of the corporate performance metrics (20% of the total bonus opportunity); and

•	maintained the debt to adjusted EBITDA ratio corporate performance metric at its current weighting of 33.33% of the corporate performance metrics (25% of the total bonus opportunity).

In addition, to incentivize continued progress toward STORE’s ESG goals, the Compensation Committee set a personal goal for Mr. Freed based on implementation of certain ESG initiatives (the achievement of which also impacts the attainment of our Chief Executive Officer’s annual cash bonus).

2021 Annual Incentive Program Design

Metric	Definition	Purpose	Percentage of Corporate Performance Metrics	Percentage of Total Bonus Opportunity
Origination Volume	The aggregate of the gross purchase prices of property paid to sellers or the face amount of notes receivable originated, excluding non-cash items and investments meant to be temporary in nature.	Reflects its importance to current and future AFFO per share growth and also to the importance of investment diversity and balance sheet size to mitigate long-term risk.	40.00%	30.00%
Debt to Adjusted EBITDA ratio	Net debt divided by adjusted EBITDA calculated on a run rate basis, as an average of the four quarterly periods.	Reflects the importance of borrowing efficiency as a component of our cost of capital, promoting AFFO per share growth.	33.33%	25.00%
AFFO per share	AFFO divided by the weighted-average common shares outstanding on a fully diluted basis.	Reflects portfolio performance and accretive annual investment activity.	26.67%	20.00%
Personal goals	Achievement of personal goals specifically developed for each Named Executive Officer and approved by our Compensation Committee.	Incentivizes the efficiency of each NEO’s department and the processes he or she oversees in ways that are meaningful to our competitive market position and the implementation of long-term strategic initiatives.	—	25.00%

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Our Compensation Committee also adopted threshold, target and maximum goal levels for each corporate performance metric.

Corporate Performance. As stated above, the Compensation Committee based 75% of the 2021 annual cash bonus opportunity on corporate performance metrics. The illustrations below set forth the 2021 corporate performance goal levels, as well as actual results for each performance metric. To the extent actual performance falls between two performance goal levels, linear interpolation is applied:

Origination Volume	Debt to Adjusted EBITDA

AFFO per share

(1)

Origination Volume is the aggregate of the gross purchase prices of property paid to sellers or the face amount of notes receivable originated, excluding non-cash items and investments meant to be temporary in nature.

(2)

Adjusted EBITDA is a non-GAAP measure, which we calculate by adding back to our net income amounts in respect of interest expense, income taxes, depreciation and amortization, and adjusting for the impact of gain or loss on sale or impairment of real estate investments and gain or loss from equity method investment.

(3)

AFFO is a non-GAAP measure. For a discussion of the manner in which we compute AFFO and for a table setting forth a reconciliation of our AFFO to our net income (as determined in accordance with GAAP), please see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” on page 46 of our Annual Report on Form 10-K filed with the SEC on February 25, 2022.

Individual Performance. Our Compensation Committee based the remaining 25% of the 2021 annual cash bonus opportunity on individual goals specifically developed for each Named Executive Officer that were designed to enhance the efficiency of each NEO’s department and the processes he or she oversees in ways that are meaningful to STORE’s competitive market position and the implementation of long-term strategic initiatives. In the case of the NEOs other than our Chief Executive Officer, the individual performance goals generally included the completion or implementation of identified projects, improvements and/or processes supplementary to each of their primary executive management roles within our business. Our Chief Executive Officer achieves his or her individual performance goal only to the extent the other executive officers achieve their individual goals, as determined by our Compensation Committee.

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In 2021, these goals included the following:

Name	2021 Personal Goals
Chad A. Freed

•  Design a pilot program for ESG initiatives, for example, solar, electric car charging and/or energy efficiency projects intended to provide case study for potential broader adoption by tenants.

•  With Mr. Barnett, develop a plan to integrate legal tracking system with business intelligence data warehouse, including support of best-in-class special servicing process intended to further align legal spend and distressed-tenant workout process.

•  Propose and implement via our website an employee-based education reimbursement program and propose an internal development program via an online learning system.

Craig A. Barnett

•  With Mr. Freed, develop plan to integrate legal tracking system with data warehouse, including support of best-in-class special servicing process intended to further align legal spend and distressed tenant workout process.

•  Roll out Phase I of the business intelligence data warehouse, to include building key dashboards to monitor portfolio health and for quarterly board presentations.

•  Design Phase II of the business intelligence data warehouse, including credit scoring methodology.

Tyler S. Maertz

•  Implement the usage of Pardot, an enhanced CRM tool that works with Salesforce to enable the sales team to automate their marketing activities.

•  Refresh, simplify and create a repository for STORE’s marketing materials to support the sales team’s efforts with consistent and updated facts about STORE.

•  Enhance reporting and tracking of dispositions to include key process steps from identifying the subject property to the closing of the disposition.

Our Compensation Committee determines the achievement of these personal goals in its discretion and, in doing so, it does not rank the individual goals in order of importance, nor does it assign individual values for each goal with respect to the overall bonus opportunity.

Focus on ESG

For the second year in a row, our Compensation Committee incorporated ESG-related goals in our annual cash bonus program. Specifically, Mr. Freed, who leads STORE’s ESG efforts, had a specific personal goal related to the achievement of a key component of our ESG initiatives, with our Chief Executive Officer’s bonus dependent, in part, on Mr. Freed’s achievement of that goal. The pilot programs that Mr. Freed developed are discussed in our 2021 Corporate Responsibility Report.

2021 Payouts. For 2021, each Named Executive Officer successfully completed his or her individual goals. Accordingly, each earned a cash bonus based on the weighted achievement of the corporate performance metrics and the successful completion of individual goals. The following table shows the actual payouts for each NEO under the annual cash bonus program for 2021:

NEO	Actual Payout	% of Maximum Bonus Opportunity
Mary B. Fedewa(1)	$1,756,265	84.7%
Chad A. Freed	508,117	84.7%
Craig A. Barnett	476,360	84.7%
Tyler S. Maertz	444,603	84.7%

(1)

The incentive bonus payout for Ms. Fedewa is a prorated amount that reflects a combination of her salary and bonus opportunity for the period from January 1 through April 15, and then for the period from April 15 through December 31, when her salary and bonus opportunities were adjusted to reflect her promotion to President and Chief Executive Officer.

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Long-Term Incentives

Pursuant to our 2015 Incentive Plan, our Compensation Committee makes awards of restricted shares of STORE’s common stock and other awards and performance-based grants to officers, directors and key STORE employees, including our Named Executive Officers. We expect to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package. It is our Compensation Committee’s policy to review and approve all annual equity compensation awards to directors, officers and all other eligible key employees at its first regularly scheduled meeting of each year, which typically occurs in the first quarter of each year.

During 2021, as in prior years, we granted time-based restricted stock and performance-based RSUs to each of our Named Executive Officers who were NEOs at the beginning of the year. Our Compensation Committee believes time-based restricted stock and performance-based RSUs are a more meaningful tool for compensating our NEOs as compared to other equity-based awards, such as stock options, because a significant component of returns on the common stock of REITs generally takes the form of dividends as opposed to being limited solely to price appreciation. While we have never issued stock options or other forms of equity compensation to our directors, officers or key employees other than time-based restricted stock and performance-based RSUs, our Compensation Committee intends to monitor equity compensation trends in the REIT industry and may use other forms of equity compensation, including stock options, in the future to achieve our desired compensation objectives. Our Compensation Committee believes that the equity awards granted in 2021 appropriately align the long-term interests of our NEOs with those of our stockholders.

Program Design for 2021. For the 2021 long-term incentive program, our Compensation Committee:

•

set the relative weighting of the relative Compounded Annual TSR metric at 75% of the potential award and the absolute Compounded AFFO Per Share Growth metric at 25% of the total award (instead of each being weighted at 50% as in prior years);

•

for the relative Compounded Annual TSR component of the award: (i) adjusted the peer group of companies for comparison purposes from the component companies included within, and ranked by, the MSCI Index, to the Custom Peer Group, (ii) increased the target level of performance, so that, to achieve the target level, STORE’s Compounded Annual TSR must rank at a level at least equal to the 55th percentile of the Custom Peer Group (rather than the 50th percentile) and (iii) retained the existing cap, which provides that the maximum award payout is limited to the target award if STORE’s absolute Compounded Annual TSR is negative, regardless of how STORE performs on a relative basis; and

•

for the absolute Compounded AFFO Per Share Growth component of the award, in view of the continuing impact of the COVID-19 pandemic on STORE’s customers into the latter half of 2021, decreased the maximum level of performance, so that, to achieve the maximum level, STORE’s Compounded AFFO Per Share Growth for the three-year performance period must be equal to 6.0% or greater (rather than 6.5% or greater).

2021 Equity Grants. Based on this program design, in February 2021, our Compensation Committee approved the target equity grants shown in the table below, expressed as a percentage of base salary, to Ms. Fedewa, Mr. Freed, Mr. Barnett and Mr. Maertz:

NEO	2021 Target Value of Equity Grant (as a percentage of base salary)
Mary B. Fedewa(1)	442%
Chad A. Freed	165%
Craig A. Barnett	150%
Tyler S. Maertz	150%

(1)	For Ms. Fedewa, the target value reflects the percentage of her initial 2021 base salary of $650,000, prior to her promotion to President and Chief Executive Officer, effective April 15, 2021.

Of the target values set forth in the table above:

•

75% of the equity grants were granted in the form of performance-based RSUs that are eligible for vesting at the end of a three-year performance period ending December 31, 2023, with (i) 75% of the RSUs vesting based on the ranking of STORE’s Compounded Annual TSR over the performance period as compared to the Compounded Annual TSR over the performance period of the companies included within the Custom Peer Group, and (ii) 25% of the RSUs vesting based on achieving specified Compounded AFFO Per Share Growth during the performance period. If earned, shares of common stock representing 100% of the earned amount of RSUs will vest on December 31, 2023 and will be settled

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following our Compensation Committee’s certification of the achievement results. To the extent actual performance falls between two performance goal levels, linear interpolation is applied. For purposes of the foregoing:

•

Compounded Annual TSR is calculated as the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent), in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder of record with respect to one share of common stock. For purposes of calculating the growth in value per share of common stock, the beginning and ending share prices of our common stock are based on a 20-day trailing average closing stock price. For purposes of calculating the dividends paid to a stockholder of record with respect to one share of common stock, dividends paid during the performance period shall be assumed reinvested on the ex-dividend date.

•

Compounded AFFO Per Share Growth is expressed as a percentage (rounded to the nearest tenth of a percent) of STORE’s AFFO per weighted average basic common share (an important measure of cash flow for REITs and one that is often used as an operating performance benchmark) during the performance period (as reported in our earnings release for the year ending December 31, 2023).

•

Custom Peer Group is a custom peer group of 20 companies that better align with STORE based on market capitalization, revenue and volatility. Component companies in the Custom Peer Group that will be included in the final ranking comprise only those companies that were in the MSCI Index both at the beginning and at the end of the three-year performance period, so that their performance is measured over the same period as STORE’s performance. For the 2021 performance-based RSU grants, the Custom Peer Group currently consists of:

Agree Realty Corporation	Global Net Lease, Inc.	Safehold Inc.
Broadstone Net Lease, Inc.	Lexington Realty Trust	Spirit Realty Capital
Essential Property Trust, Inc.	MGM Growth Properties	STAG Industrial, Inc.
Four Corners Property Trust, Inc.	National Retail Properties, Inc.	The Necessity Retail REIT
Gaming and Leisure Properties, Inc.	NETSTREIT Corp.	VICI Properties, Inc.
Getty Realty Corp.	One Liberty Properties, Inc.	W.P. Carey Inc.
Gladstone Commercial Corporation	Realty Income Corporation
•	25% of the equity grants were granted in the form of time-based restricted stock that vests in annual increments over a four-year period assuming continued employment of the NEO.

The actual number of shares of time-based restricted stock and performance-based RSUs awarded to each applicable NEO was determined by dividing the applicable grant amount (in dollars) by the average closing market price of STORE’s common stock on the NYSE for the 20-day trading period ending December 31, 2020. The table below reflects the number of shares of time-based restricted stock and performance-based RSUs (at target) granted to each NEO participating in our 2021 executive compensation program, as well as the target value of those awards:

Name	# of Restricted Shares		# of Performance-Based RSUs (at Target)	Target Value of Restricted Shares and RSUs
Mary B. Fedewa	21,734	(1)	65,203	$2,875,000
Chad A. Freed	4,990		14,968	$ 660,000
Craig A. Barnett	4,252		12,757	$ 562,500
Tyler S. Maertz	3,969		11,907	$ 525,000

(1)	Does not include a one-time grant of 14,388 shares of restricted stock that were granted to Ms. Fedewa upon her promotion to President and Chief Executive Officer, effective April 15, 2021.

As with other elements of compensation, our Compensation Committee based individual equity-based incentive awards on each individual’s contributions to STORE and the market level of compensation for the officer’s position without benchmarking against a specific percentile. Holders of time-based restricted stock are entitled to dividends when paid by us while performance-based RSUs accrue a dividend equivalent that is paid in cash when, and solely to the extent, the underlying RSUs vest.

Relative Compounded Annual TSR Component. With respect to the 75% of the performance-based RSUs that may be earned and become vested based on STORE’s Compounded Annual TSR over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 300% of the target number

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depending on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the companies included within the Custom Peer Group over the performance period. The specific requirements and corresponding award levels are contained in the table below:

Performance Level	Relative Compounded Annual TSR	RSUs Earned as a Percentage of Target
Threshold	STORE’s Compounded Annual TSR must rank at a level at least equal to the 35th percentile of ranked component companies in the MSCI Index	33.33%
Target	STORE’s Compounded Annual TSR must rank at a level at least equal to the 55th percentile of ranked component companies in the MSCI Index	100.00%
Maximum	STORE’s Compounded Annual TSR must rank at a level at least equal to the 75th percentile of ranked component companies in the MSCI Index	300.00%

As shown in the table above, threshold, target and maximum performance result in the NEOs earning 33.33%, 100% or 300% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the relative Compounded Annual TSR component are earned for performance below the threshold performance level, and payout is capped at 300% of the target number even if performance exceeds the maximum performance level. In addition, in designing this component, our Compensation Committee incorporated an additional cap that limits the maximum award payout to the target award level if STORE’s absolute Compounded Annual TSR is negative, regardless of how STORE ranks against the companies included within the Custom Peer Group.

Absolute Compounded AFFO Per Share Growth Component. With respect to the 25% of the performance-based RSUs that may be earned and become vested based on STORE’s absolute Compounded AFFO Per Share Growth over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 300% of the target number, depending on our level of achievement of Compounded AFFO Per Share Growth over the performance period. The specific targets and corresponding award levels are contained in the table below:

Performance Level	Absolute Compounded AFFO Per Share Growth	RSUs Earned as a Percentage of Target
Threshold	3.0%	33.33%
Target	4.5%	100.00%
Maximum	6.0% or greater	300.00%

As shown in the table above, threshold, target and maximum performance result in our Named Executive Officers earning 33.33%, 100% or 300% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the Compounded AFFO Per Share Growth component are earned for performance below the threshold level, and payout is capped at 300.00% of the target number even if performance exceeds the maximum level. See “Status of Outstanding 2020 and 2021 Performance-Based RSU Grants” for a discussion of certain modifications made to this element of the 2020 performance-based RSUs.

One-Time Modification to 2020 Performance Year

At a meeting that occurred in January 2021, our Compensation Committee, in view of the unusual circumstances impacting 2020 arising from the COVID-19 pandemic, exercised the discretion granted to it under the 2015 Incentive Plan to provide for the following with respect to then outstanding 2019 and 2020 Performance RSUs:

•

2019 Performance RSUs. For the 2019 award cycle, the number of shares of common stock earned in respect of the 50% portion of the award that is based on Compounded AFFO Per Share Growth would be determined as follows: (i) calculating the level achieved (threshold, target or maximum) based solely on the Compounded AFFO Per Share Growth for each of 2019 and 2021 on a stand-alone basis (with 2021 growth calculated using the ending 2020 AFFO per share and excluding 2020 AFFO per share results from the consideration), with the resulting calculation multiplied by 2/3, plus (ii) calculating and awarding an additional number of shares for 2020 determined based on a deemed achievement equal to 50% of the target level.

•

2020 Performance RSUs. For the 2020 award cycle, the number of shares of common stock earned in respect of the 50% portion of the award that is based on Compounded AFFO Per Share Growth will be determined as follows: (i) calculating the level achieved (threshold, target or maximum) based solely on the Compounded AFFO Per Share Growth for the two-year period of 2021 and 2022 (with 2021 growth calculated using the ending 2020 AFFO per

2022 Proxy Statement	39

share and excluding 2020 AFFO per share results from consideration), with the resulting calculation multiplied by 2/3, plus (ii) calculating and awarding an additional number of shares for 2020 determined based on a deemed achievement equal to 50% of the target level.

Results of 2019 Performance-Based RSU Grants

2019 Performance RSUs. In 2019, Ms. Fedewa and Mr. Freed each received awards of performance-based RSUs (the “2019 Performance RSUs”) that covered a three-year performance period ended December 31, 2021, with (i) 50% of the RSUs being earned based on STORE’s achievement of an absolute Compounded AFFO Per Share Growth over the performance period, with the maximum award level being achieved if STORE achieved an absolute Compounded AFFO Per Share Growth over the performance period of 6.5% or greater, and (ii) 50% of the RSUs being earned based on STORE’s Compounded Annual TSR relative to the Compounded Annual TSR of the MSCI Index over the performance period, with the maximum award level being achieved if STORE’s Compounded Annual TSR ranked at a level at least equal to the 75th percentile of ranked component companies in the MSCI Index. If earned, shares of common stock representing 100% of the earned amount of the 2019 Performance RSUs would vest on December 31, 2021, subject to our Compensation Committee’s certification of the achievement results. The specific requirements and corresponding award levels for the 2019 Performance RSUs are contained in the tables below:

Relative Compounded Annual TSR Component (50%)

Performance Level	STORE’s 2019 Relative Compounded Annual TSR	RSUs Earned as a Percentage of Target
Threshold	STORE’s Compounded Annual TSR must rank at a level at least equal to the 35th percentile of ranked component companies in the MSCI Index	33.33%
Target	STORE’s Compounded Annual TSR must rank at a level at least equal to the 50th percentile of ranked component companies in the MSCI Index	100.00%
Maximum	STORE’s Compounded Annual TSR must rank at a level at least equal to the 75th percentile of ranked component companies in the MSCI Index	300.00%

STORE’s Compounded Annual TSR over the three-year performance period ended December 31, 2021 of 31.5% equaled the 50th percentile of ranked component companies within the MSCI Index. Accordingly, STORE achieved the relative Compounded Annual TSR component of the 2019 Performance RSUs at the target level.

Absolute Compounded AFFO Per Share Growth Component (50%)

Performance Level	STORE’s 2019 Absolute Compounded AFFO Per Share Growth	RSUs Earned as a Percentage of Target
Threshold	3.0%	33.33%
Target	4.5%	100.00%
Maximum	6.5% or greater	300.00%

Based on the one-time modification to the 2020 performance year as described above, pursuant to which we: (i) calculated achievement of the award level (threshold, target or maximum) based solely on the Compounded AFFO Per Share Growth for 2019 and 2021 (excluding 2020 AFFO per share results from consideration) and multiplying the resulting calculation by 2/3, and (ii) calculated and awarded an additional number of shares for 2020 based on a deemed achievement equal to 50% of the target level, STORE achieved the absolute Compounded AFFO Per Share Growth component of the 2019 Performance RSUs at a level equal to 72.2% of the maximum level.

2019 Performance RSU Results. Based on the above, including the achievement at the target level of the 50% portion of the 2019 Performance RSUs based on relative Compounded Annual TSR and achievement at 72.2% of the maximum level of the 50% portion of the 2019 Performance RSUs based on absolute Compounded AFFO Per Share Growth, our NEOs achieved the 2019 Performance RSUs at 52.8% of the overall maximum level over the three-year performance period. Accordingly, the number of shares earned and vested with respect to the 2019 Performance RSUs were as follows:

Name	# of Shares Earned at End of Performance Period
Mary B. Fedewa	77,863
Chad A. Freed	22,460

40	STORE Capital Corporation

Status of Outstanding 2020 Performance-Based RSU Grants

In 2020, Ms. Fedewa and Mr. Freed each received awards of performance-based RSUs that cover a three-year performance period ending December 31, 2022, with the 2020 performance-based RSUs utilizing the same Compounded Annual TSR and Compounded AFFO Per Share Growth metrics as were utilized with the 2019 performance-based RSUs, as described above (the “2020 Performance RSUs”). As noted above, the 2020 Performance RSUs are subject to the one-time modification, such that for the 2020 award cycle, the number of shares of common stock earned in respect of the 50% portion of the award that is based on Compounded AFFO Per Share Growth will be determined as follows: (i) calculating the level achieved (threshold, target or maximum) based solely on the Compounded AFFO Per Share Growth for the two-year period of 2021 and 2022 (with 2021 growth calculated using the ending 2020 AFFO per share and excluding 2020 AFFO per share results from consideration), with the resulting calculation multiplied by 2/3, plus (ii) calculating and awarding an additional number of shares for 2020 determined based on a deemed achievement equal to 50% of the target level.

Special Stock Grant

In April 2021, in connection with her promotion to President and Chief Executive Officer, our Compensation Committee elected to award Ms. Fedewa a one-time promotional grant of 14,388 shares of restricted stock, with the number of shares granted equal to $500,000 divided by the closing price of our common stock ($34.75) on the date of grant. The shares vest, subject to Ms. Fedewa’s continued employment with STORE, in equal installments of 25% on February 15 of each year beginning on February 15, 2022.

401(k) Plan

We have established a 401(k) retirement savings plan (the “401(k) Plan”) for our employees who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation within prescribed limits, generally on a pre- or post-tax basis, through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings though the 401(k) Plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and provides further incentives to our employees, including our NEOs, in accordance with our compensation policies.

Severance and Change in Control Arrangements

Our NEOs are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of STORE. Our NEOs are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of STORE. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

For detailed information on the estimated potential payments and benefits payable to our NEOs in the event of their termination of employment, including following a change in control of STORE, see the section titled “Potential Payments Upon Termination or Change in Control.”

Retirement Succession Policy

In 2021, we adopted a Retirement Succession Policy (the “Retirement Policy”) that establishes guidelines for the treatment of certain compensation upon a qualifying employee’s voluntary retirement from full-time service with STORE. The purpose of the Retirement Policy is to reward employees with substantial tenure who proactively help facilitate an orderly transition of their roles and responsibilities to qualified successors following their voluntary decision to retire from full-time employment with STORE.

Under the Retirement Policy, a qualifying employee is one who meets the following criteria: (i) upon the date that the employee provides written notice to the Company of such employee’s intention to retire from full-time employment with STORE, the retiring employee has the title of vice president or higher and/or is a holder of an outstanding time-based restricted stock award, (ii) as of the date the retirement notice is given, the retiring employee’s age and years of service

2022 Proxy Statement	41

equals or exceeds 65, with a minimum age of 55 and a minimum of seven years of service to STORE, (iii) in the retirement notice, the retiring employee commits to continue in the retiring employee’s current position and work to facilitate an orderly transition of such retiring employee’s role to a qualified successor for a period of one (1) year following the date of the retirement notice and, in fact, provides such transition-related support as directed by STORE for a period equal to (a) such one (1) year period, or (b) such lesser period of time as may later be determined by STORE. In the event of a qualifying employee’s retirement, the Retirement Policy provides for the following, subject to the qualifying employee’s timely execution of a release of claims and continued compliance with all agreements between STORE and the retiring employee, including noncompete and confidentiality obligations:

•

Cash bonus. If the qualifying employee participates in our annual performance-based cash incentive bonus program (generally, those employees at the level of executive vice president or higher), then, on the date that we pay our annual performance-based cash incentive bonuses to other (non-retiring) executive officers following the qualifying employee’s retirement, STORE will pay to the qualifying employee the cash bonus that would have been payable to the qualifying employee under the terms of the performance-based cash incentive bonus program if such qualifying employee had been employed through the end of such fiscal year, pro-rated based on the qualifying employee’s retirement date.

•

Time-based restricted stock awards. If the qualifying employee is a grantee of time-based restricted stock awards of STORE, then the number of shares of common stock underlying those awards that would have vested upon the next vesting date under such awards will be deemed to have vested upon the retirement date.

•

Performance-based restricted stock unit awards. If the qualifying employee is a grantee of performance-based restricted stock units of STORE (generally, those employees at the level of executive vice president or higher), then, following the retirement date, the qualifying employee will receive the number of shares underlying each award that actually vests and becomes an earned award based on the actual performance of STORE during the applicable award period, pro-rated based on the qualifying employee’s retirement date and calculated to include one additional year of service credit. Any such awards will be earned and settled following the applicable performance period in accordance with, and otherwise subject to the terms of, the applicable award agreements.

Perquisites and Other Personal Benefits

We do not provide our NEOs with perquisites or other personal benefits, except for a long-term disability policy, reimbursement for the costs of an annual physical and reimbursement (capped at $1,000 per month) for the monthly dues at a fitness or country club. These items are provided because we believe that they serve a necessary business purpose and represent an immaterial element of our executive compensation program. The value of these perquisites is reported in the Summary Compensation Table.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies

Clawback Policy. Under our clawback policy applicable to our NEOs, if, in the opinion of the independent directors of our Board, STORE’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of our NEOs, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. STORE’s independent directors may, based upon the facts and circumstances surrounding the restatement, direct that STORE recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted under our 2015 Incentive Plan, to an NEO. In addition, the independent directors may also seek to recoup any gains realized with respect to equity-based awards, including with regard to performance-based RSU awards, regardless of when issued. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (i) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (ii) the executive officers in question engaged in the intentional misconduct and (iii) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Process for Approving Long-Term Incentive Awards. Our Compensation Committee approves long-term incentive awards (including time-based restricted stock grants and performance-based RSUs) on an annual basis. As appropriate during the year, our Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. For

42	STORE Capital Corporation

the annual awards, the number of time-based restricted stock awards and performance-based RSUs awarded to an individual is determined by a formula that divides the compensation value of the overall award by the average closing market price of STORE’s common stock on the NYSE for the final 20-day trading period of the prior calendar year, with 75% of the target award then being granted as a performance-based RSU and 25% of the award being granted as a time-based restricted stock grant. One-time restricted stock awards to newly hired or promoted executives are typically based on the closing price of our common stock on the date of grant.

Compensation Risk Assessment

Our Compensation Committee considers many factors in making compensation decisions for our Named Executive Officers. One factor is the risk associated with our compensation programs. During the second quarter of fiscal year 2021, our Compensation Committee, with the assistance of Korn Ferry, conducted a risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, our Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on STORE for the following reasons, among others:

•	our Compensation Committee engages an independent, external compensation consultant to assist with developing STORE’s executive compensation program;

•	our Compensation Committee maintains the right, in its sole discretion, to modify our compensation policies and practices at any time;

•	our Compensation Committee has elected to utilize time-based restricted stock and performance-based RSUs that provide our NEOs with a vested interest in STORE’s long-term performance;

•	short-term cash incentive awards are based on metrics related to STORE’s financial and operational goals;

•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•

pursuant to agreements with each of our NEOs, we may “claw back” all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to an NEO if STORE’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of our NEOs.

Compensation Program Updates For 2022

In 2021, our Compensation Committee again retained Korn Ferry to assist the Committee in periodically evaluating NEO compensation and incentive plan designs to ensure that STORE continues to provide market-competitive compensation and incentives to retain our high-performing NEOs and reward the team for STORE’s continued success.

After updating its evaluation of compensation practices among STORE’s Compensation Peer Group (as discussed above), and considering STORE’s high-performing executive team, our Compensation Committee reviewed and adopted certain updates to the compensation program for 2022 as follows:

Updates to Target Annual Compensation for Other NEOs. Our Compensation Committee reviewed each NEO’s target annual compensation with a focus on facilitating retention going forward and providing meaningful incentive plan targets that reward our executive management team for continuing to deliver superior performance for STORE’s stockholders. With those goals in mind, our Compensation Committee approved the following incremental changes for NEO target annual compensation in 2022:

Name	Base Salary		Target Bonus (% of Base Salary)		Target LTI (% of Base Salary)
	2021	2022	2021	2022	2021		2022
Mary B. Fedewa	$725,000	$795,000	150%	150%	442	%(1)	575%
Sherry L. Rexroad(2)	$500,000	$500,000	n/a	100%	n/a		345%
Chad A. Freed	$400,000	$420,000	75%	75%	165%		214%
Craig A. Barnett	$375,000	$375,000	75%	75%	150%		200%
Tyler S. Maertz	$350,000	$350,000	75%	75%	150%		200%

(1)	Ms. Fedewa’s 2021 Target LTI percentage reflects the grant she received in February 2021 prior to her promotion to President and Chief Executive Officer.

(2)

Ms. Rexroad became an employee of STORE on October 18, 2021 and was appointed as Executive Vice President – Chief Financial Officer and Treasurer, effective November 8, 2021. In connection with her employment, and consistent with STORE’s executive officer equity incentive program,

2022 Proxy Statement	43

on October 18, 2021, she received (i) a grant of time-based restricted stock valued at $375,000, based on the closing market price on the date of grant, which shares will vest, subject to continued employment, in four (4) equal annual installments beginning on February 15, 2022, and (ii) a grant of performance-based restricted stock units, which are eligible to vest over a three-year performance period ending December 31, 2023 and pursuant to which Ms. Rexroad could earn a number of shares of common stock determined by dividing the earned value of the award ($375,000 at threshold achievement; $1,125,000 at target achievement; or $3,375,000 at maximum achievement) by the average closing stock price for the 20-trading day period ended December 31, 2020. Lastly, in consideration for certain foregone compensation and other expenses incurred in connection with her relocation, the Company (i) in lieu of any annual incentive bonus, paid Ms. Rexroad a fixed bonus for the fiscal year ended December 31, 2021 in the amount of $500,000, (ii) on October 18, 2021, made a special, one-time grant of time-based restricted stock valued at $150,000, based on the closing market price on the date of grant, which shares will vest, subject to continued employment, on February 15, 2023, and (iii) reimbursed Ms. Rexroad for her reasonable moving costs and expenses up to $175,000.

Updates to Incentive Plan Design. In addition to the approved modifications to NEO compensation in 2022 discussed above, our Compensation Committee, with the assistance of Korn Ferry, also updated STORE’s short-term incentive plan design for 2022 as follows:

•

lowered the relative weighting of the origination volume corporate performance metric to 33.33% of the corporate performance metrics (25% of the total bonus opportunity) from 40% of the corporate performance metrics (30% of the total bonus opportunity);

•

increased the relative weighting of the AFFO per share corporate performance metric to 33.33% of the corporate performance metrics (25% of the total bonus opportunity) from 26.67% of the corporate performance metrics (20% of the total bonus opportunity); and

•	maintained the debt to adjusted EBITDA ratio corporate performance metric at its current weighting of 33.33% of the corporate performance metrics (25% of the total bonus opportunity).

The result of the foregoing is that each of the corporate performance metrics will be equally weighted in the determination of the annual cash bonus payable to our NEOs.

44	STORE Capital Corporation

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in this Proxy Statement and has discussed such disclosures with the management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Compensation Committee

Quentin P. Smith, Jr., Chair

William F. Hipp

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2021, each of Messrs. Quentin P. Smith, Jr., Morton H. Fleischer and Einar A. Seadler served as a member of our Compensation Committee. None of the members of our Compensation Committee has ever been an officer or employee of STORE. None of our executive officers has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

2022 Proxy Statement	45

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth for each of the NEOs the compensation amounts paid or earned for the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(9)(10)	Non-Equity Incentive Plan Compensation ($)(11)	All Other Compensation ($)(12)	Total ($)
Mary B. Fedewa(1)	2021	705,139	(2)	—		4,535,096	1,756,265	31,935	7,028,435
President and Chief Executive Officer	2020	612,500	(2)	—		3,068,259	1,625,000	36,735	5,342,494
	2019	600,000		—		2,554,960	1,560,000	31,535	4,746,495

Sherry L. Rexroad(3)	2021	104,167	(4)	500,000	(5)	1,814,073	—	177,000	2,595,240
Executive Vice President –
Chief Financial Officer and Treasurer

Chad A. Freed	2021	400,000		—		926,330	508,117	28,810	1,863,257
Executive Vice President –	2020	375,000		—		701,332	562,500	27,860	1,666,692
General Counsel, Chief Compliance	2019	137,500		—		936,597	192,500	8,890	1,275,487
Officer and Secretary

Craig A. Barnett	2021	375,000		—		789,464	476,360	16,836	1,657,660
Executive Vice President –	2020	232,500		—		580,030	112,500	11,400	936,430
Underwriting and Portfolio Management

Tyler S. Maertz	2021	357,821		—		744,693	444,603	16,101	1,563,218
Executive Vice President –	2020	596,545	(6)	—		575,277	123,750	11,400	1,306,972
Acquisitions

Christopher H. Volk(7)	2021	648,333		—		6,456,207	—	6,954,249	14,058,789
Former Chief Executive Officer	2020	800,000		—		4,987,090	2,400,000	32,141	8,219,231
	2019	800,000		—		4,192,747	2,400,000	33,682	7,426,429

Catherine Long(8)	2021	435,606		—		2,421,075	733,174	17,450	3,607,305
Former Executive Vice President –	2020	500,000		—		1,870,155	1,000,000	24,548	3,394,703
Chief Financial Officer and Treasurer	2019	480,000		—		1,572,288	960,000	24,348	3,036,636

(1)	Effective April 15, 2021, Ms. Fedewa was elevated to the position of President and Chief Executive Officer.

(2)

The amounts shown for Ms. Fedewa for 2021 and 2020 give effect to (i) for 2021, a salary increase from $650,000 to $725,000, effective April 15, 2021, following her promotion to President and Chief Executive Officer, and (ii) for 2020, a salary increase from $600,000 to $650,000, effective October 1, 2020, following her promotion to President and Chief Operating Officer.

(3)	Ms. Rexroad was hired by STORE on October 18, 2021 and became Executive Vice President – Chief Financial Officer and Treasurer, effective November 8, 2021.

(4)	The amount shown for Ms. Rexroad for 2021 reflects a negotiated base salary of $500,000 prorated based on her start date of October 18, 2021.

(5)

In accordance with the terms of her employment agreement, and in consideration for certain compensation that Ms. Rexroad forfeited when leaving her former employer, Ms. Rexroad was paid a non-discretionary bonus of $500,000 for 2021.

(6)

The amount shown for Mr. Maertz gives effect to his base salary of $330,000, effective October 1, 2020, following his promotion to Executive Vice President – Acquisitions. For the first nine months of 2020, in his role as Senior Managing Director of Acquisitions, Mr. Maetz earned a base salary that included commissions based on acquisition volume.

(7)

Mr. Volk served as Chief Executive Officer until April 15, 2021, at which point he assumed the position of Executive Chair. Mr. Volk’s employment was terminated without cause effective December 27, 2021. The amount shown for Mr. Volk for 2021 gives effect to (i) a salary of $800,000 for the period from January 1, 2021 to April 15, 2021, and (ii) a salary of $600,000 for the period from April 15, 2021 to December 27, 2021.

(8)

Ms. Long retired from her position as Executive Vice President – Chief Financial Officer and Treasurer effective November 8, 2021 and left the employment of the Company effective November 12, 2021. The amount shown for Ms. Long for 2021 gives effect to her base salary of $500,000 prorated based on her last day of employment.

(9)

The amounts included in this column reflect the aggregate grant date fair value of both (i) time-based restricted stock, and (ii) Performance RSUs (other than, for 2020, Messrs. Barnett and Maertz, who did not receive Performance RSUs in 2020), in each case calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value reflects the expected future cash flows of dividends and, therefore, dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The basis

46	STORE Capital Corporation

for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2021, which is included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(10)

The Performance RSUs granted in 2019, 2020 and 2021 to our NEOs include (i) a performance condition based on STORE’s Compounded AFFO Per Share Growth, as to which, in accordance with FASB ASC Topic 718, the amounts in this column for 2019, 2020 and 2021 reflect the aggregate grant date fair value of the Performance RSUs (for the portion that is based on Compounded AFFO Per Share Growth) assuming, as of the grant date, that the expected level of performance conditions are achieved, and (ii) a market condition based on STORE’s Compounded Annual TSR, as to which, in accordance with FASB ASC Topic 718, the amounts in this column for 2019, 2020 and 2021 reflect the aggregate grant date fair value of the Performance RSUs (for the portion that is based on Compounded Annual TSR) as adjusted to reflect any reduction in value that is appropriate for the probability that the market condition might not be met and the shares not earned. The aggregate grant date fair value of the 2021 restricted stock grants and the aggregate grant date fair value of the 2021 Performance RSUs (including both the performance condition and the market condition) (i) assuming that the expected level of performance conditions will be achieved, and (ii) assuming that the highest level of performance conditions will be achieved, are as follows:

Name		Value of RSU Grants at Grant Date
	Value of Restricted Stock at Grant Date ($)	Expected Level of Performance Conditions Achieved ($)	Maximum Level of Performance Conditions Achieved ($)
Mary B. Fedewa	1,262,412	3,272,648	4,416,340
Sherry L. Rexroad	525,021	1,289,052	1,870,942
Chad A. Freed	175,049	751,281	1,013,820
Craig A. Barnett	149,160	640,304	864,068
Tyler S. Maertz	147,067	597,625	806,468
Christopher H. Volk	1,219,907	5,236,300	7,066,144
Catherine Long	457,478	1,963,597	2,649,786

(11)

The amounts included in this column represent the annual cash incentive amounts awarded under our 2015 Incentive Plan, earned in the year indicated and paid in the following year. The cash incentive amounts awarded to our NEOs for 2021 under our 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Short-Term Incentives.”

(12)

The following table sets forth the amounts of other compensation, including perquisites and other personal benefits, paid to, or on behalf of, our NEOs included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

Name	Year	Disability Insurance Premium ($)	Annual Physical ($)	Club Dues ($)	401(k) Match ($)	Relocation Expenses ($)		Severance ($)		Total ($)
Mary B. Fedewa	2021	8,335	—	12,000	11,600	—		—		31,935
	2020	8,335	5,000	12,000	11,400	—		—		36,735
	2019	8,335	—	12,000	11,200	—		—		31,535

Sherry L. Rexroad	2021	—	—	2,000	—	175,000	(a)	—		177,000
	2020	—	—	—	—	—		—		—
	2019	—	—	—	—	—		—		—

Chad A. Freed	2021	5,210	—	12,000	11,600	—		—		28,810
	2020	5,210	—	11,400	11,250	—		—		27,860
	2019	5,210	—	3,680	—	—		—		8,890

Craig A. Barnett	2021	3,913	1,323	—	11,600	—		—		16,836
	2020	—	—	—	11,400	—		—		11,400

Tyler S. Maertz	2021	4,501	—	—	11,600	—		—		16,101
	2020	—	—	—	11,400	—		—		11,400

Christopher H. Volk	2021	10,451	1,578	10,620	11,600	—		6,920,000	(b)	6,954,249
	2020	10,451	—	10,290	11,400	—		—		32,141
	2019	10,451	2,731	9,300	11,200	—		—		33,682

Catherine Long	2021	3,892	—	1,958	11,600	—		—		17,450
	2020	11,012	—	2,136	11,400	—		—		24,548
	2019	11,012	—	2,136	11,200	—		—		24,348

(a)	In 2021, in accordance with the terms of her employment agreement, we reimbursed Ms. Rexroad for expenses incurred in connection with her relocation to STORE’s headquarters in Arizona.

(b)

Mr. Volk’s employment with STORE was terminated without cause effective December 27, 2021. In connection with such termination, Mr. Volk received cash severance in accordance with the terms of his employment agreement.

2022 Proxy Statement	47

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made by us during 2021 to our Named Executive Officers.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mary B. Fedewa	Cash Incentive	—	518,219	1,036,438	2,072,877	—	—	—	—	—
	Restricted Stock	2/24/2021	—	—	—	—	—	—	21,734	762,429
	Restricted Stock	4/15/2021	—	—	—	—	—	—	14,388	499,983
	RSUs	2/24/2021	—	—	—	21,734	65,203	195,608	—	3,272,684

Sherry L. Rexroad	Cash Incentive	—	—	—	—	—	—	—	—	—
	Restricted Stock	10/18/2021	—	—	—	—	—	—	15,347	525,021
	RSUs	10/18/2021	—	—	—	11,340	34,019	102,056	—	1,289,052

Chad A. Freed	Cash Incentive	—	150,000	300,000	600,000	—	—	—	—	—
	Restricted Stock	2/24/2021	—	—	—	—	—	—	4,990	175,049
	RSUs	2/24/2021	—	—	—	4,990	14,968	44,904	—	751,281

Craig A. Barnett	Cash Incentive	—	140,625	281,250	562,500	—	—	—	—	—
	Restricted Stock	2/24/2021	—	—	—	—	—	—	4,252	149,160
	RSUs	2/24/2021	—	—	—	4,252	12,757	38,271	—	640,304

Tyler S. Maertz	Cash Incentive	—	131,250	262,500	525,000	—	—	—	—	—
	Restricted Stock	2/24/2021	—	—	—	—	—	—	3,969	139,233
	Restricted Stock	5/15/2021	—	—	—	—	—	—	235	7,835
	RSUs	2/24/2021	—	—	—	3,969	11,907	35,720	—	597,625

Christopher H. Volk(6)	Cash Incentive	—	435,616	871,233	1,742,466	—	—	—	—	—
	Restricted Stock	2/24/2021	—	—	—	—	—	—	34,775	1,219,907
	RSUs	2/24/2021	—	—	—	34,775	104,324	312,973	—	5,236,300

Catherine Long(7)	Cash Incentive	—	250,000	500,000	1,000,000	—	—	—	—	—
	Restricted Stock	2/24/2021	—	—	—	—	—	—	13,041	457,478
	RSUs	2/24/2021	—	—	—	13,041	39,121	117,364	—	1,963,597

(1)

The amounts reported in these columns represent the range of possible annual cash incentive amounts that could have been paid to our NEOs for 2021 under our 2015 Incentive Plan based upon achievement of specified performance targets set by the Compensation Committee. The cash awards under our 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Elements of 2021 Compensation – Short-Term Incentives.” The actual cash awards paid in February 2022 for performance in 2021 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

For Ms. Fedewa, the Threshold, Target and Maximum amounts for her non-equity incentive plan award are pro-rated amounts that reflect her base salary and bonus opportunity prior to and subsequent to becoming Chief Executive Officer effective April 15, 2021. For Mr. Volk, the Threshold, Target and Maximum amounts for his non-equity plan award are pro-rated amounts that reflect his base salary and bonus opportunity prior to and subsequent to becoming Executive Chair effective April 15, 2021.

(3)

The amounts reported in these columns represent potential share payouts with respect to performance-based RSUs granted during 2021 under the 2015 Incentive Plan. The number of shares of common stock to be earned and delivered with respect to these RSUs will be based (i) 75% on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the companies included within the Custom Peer Group over a three-year performance period ending December 31, 2023, and (ii) 25% based on STORE’s Compounded AFFO Per Share Growth over the same three-year performance period. If earned, shares of common stock representing 100% of the earned amount of RSUs will vest on December 31, 2023 and will be settled following the completion of our audited financial statements for the fiscal year then ended. The RSUs granted to our NEOs under the 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Elements of 2021 Compensation – Long-Term Incentives.”

(4)

The amounts reported in this column reflect the restricted stock grants made to each of our NEOs in 2021. These shares are subject to time-based vesting only and vest 25% per year over a four-year period (with vesting dates occurring in February of each year), subject to each NEO’s continued employment through each vesting date. The time-based restricted stock granted to our NEOs under the 2015 Incentive Plan is described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Long-Term Incentives.” We did not grant options during 2021.

48	STORE Capital Corporation

(5)

The amounts included in this column reflect the aggregate grant date fair value of both (i) time-based restricted stock, and (ii) Performance RSUs, in each case granted during 2021 pursuant to our 2015 Incentive Plan and calculated in accordance with FASB ASC Topic 718. The Performance RSUs granted in 2021 to our NEOs include (i) a performance condition based on STORE’s Compounded AFFO Per Share Growth, as to which, in accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant date fair value of the Performance RSUs (for the portion that is based on Compounded AFFO Per Share Growth) assuming, as of the grant date, that the expected level of performance conditions are achieved, and (ii) a market condition based on STORE’s Compounded Annual TSR, as to which, in accordance with FASB ASC Topic 718, the amounts in this column reflect the aggregate grant date fair value of the Performance RSUs (for the portion that is based on Compounded Annual TSR) as adjusted to reflect any reduction in value that is appropriate for the probability that the market condition might not be met and the shares not earned. The aggregate grant date fair value reflects the expected future cash flows of dividends and, therefore, dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2021, which is included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(6)

Mr. Volk’s employment with STORE was terminated without cause effective December 27, 2021, and in connection therewith, all unvested shares of restricted stock held by Mr. Volk were immediately vested. With respect to Mr. Volk’s outstanding RSUs, the RSUs granted to Mr. Volk in 2019 have been, and the RSUs granted to Mr. Volk in 2020 and 2021 will be, earned and will vest based on the actual level of achievement of the performance criteria as of the end of the applicable performance period, prorated for the number of days that Mr. Volk was employed during the applicable performance period.

(7)

In connection with Ms. Long’s retirement, all shares of restricted stock that would have vested as of February 15, 2022 were vested as of November 12, 2021. With respect to Ms. Long’s outstanding RSUs, the RSUs granted to Ms. Long in 2019 have been, and the RSUs granted to Ms. Long in 2020 and 2021 will be, earned and will vest based on the actual level of achievement of the performance criteria as of the end of the applicable performance period, prorated for the number of days that Ms. Long was employed during the applicable performance period, subject to the Retirement Succession Policy.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by each Named Executive Officer as of December 31, 2021 that have not vested.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mary B. Fedewa	70,855	2,437,412	320,069	11,010,374
Sherry L. Rexroad	15,347	527,937	102,056	3,510,726
Chad A. Freed	9,688	333,267	78,243	2,691,559
Craig A. Barnett	27,845	957,868	38,271	1,316,522
Tyler S. Maertz	29,308	1,008,195	35,720	1,228,768
Christopher H. Volk	—	—	260,431	8,958,826
Catherine Long	—	—	157,916	5,432,310

(1)

The following table sets forth the vesting schedule of the shares of restricted stock reported in this column for each NEO, which shares are subject to time-based vesting only (generally vesting in 25% installments each February 15 (beginning the February 15 following the year in which such restricted shares were granted), subject to continued employment) and do not require the achievement of any corporate or individual performance targets to vest:

	Named Executive Officer
Vesting Date	Mary B. Fedewa	Sherry L. Rexroad	Chad A. Freed	Craig A. Barnett	Tyler S. Maertz
2/15/22	24,236	2,741	3,134	9,411	1,844
5/15/22	—	—	—	—	8,018
2/15/23	20,843	7,125	3,133	8,882	1,368
5/15/23	—	—	—	—	8,018
2/15/24	16,746	2,741	2,174	8,489	992
5/15/24	—	—	—	—	8,018
2/15/25	9,030	2,740	1,247	1,063	992
5/15/25	—	—	—	—	58

(2)	Market value was calculated using the closing price of our common stock as reported on the NYSE on December 31, 2021, which was $34.40.

2022 Proxy Statement	49

(3)

The awards made in 2020 and 2021 are performance-based RSUs. The 2020 Performance RSUs are eligible to vest based (i) 50% on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the other component companies included within, and ranked by, the MSCI Index over the three-year performance period ending December 31, 2022, and (ii) 50% based on STORE’s Compounded AFFO Per Share Growth as follows: (a) calculating the level achieved (threshold, target or maximum) based solely on STORE’s Compounded AFFO Per Share Growth for the two-year period of 2021 and 2022 (with 2021 growth calculated using ending 2020 AFFO per share and excluding 2020 AFFO per share results from the consideration), with the resulting calculation multiplied by 2/3, plus (b) calculating and awarding an additional number of shares for 2020 determined based on a deemed achievement equal to 50% of the target level. The 2021 Performance RSUs are eligible to vest based (i) 75% on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the Custom Peer Group, over the three-year performance period ending December 31, 2023, and (ii) 25% based on STORE’s Compounded AFFO Per Share Growth over the same period.

Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each Named Executive Officer during 2021.

Name	Stock Awards(1)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mary B. Fedewa	17,550	577,898	(2)

	77,863	2,678,487	(3)

Sherry L. Rexroad	—	—

Chad A. Freed	1,886	62,106	(2)

Craig A. Barnett	8,712	286,883	(2)

Tyler S. Maertz	1,447	47,644	(2)

	7,959	265,353	(4)

Christopher H. Volk	43,430	1,430,093	(2)

	74,764	2,600,292	(5)

	127,310	3,872,770	(5)

Catherine Long	9,406	309,719	(2)

	10,648	363,842	(6)

	47,916	1,457,605	(6)

(1)	STORE does not currently grant stock options and therefore had no option exercises by any NEO in 2021.

(2)

Reflects shares of time-based restricted stock that vested on February 15, 2021. Represents the value realized upon vesting calculated by multiplying $32.93, the closing price of STORE’s common stock on February 12, 2021 (the last business day prior to February 15, 2021), by the number of shares that vested.

(3)

Reflects shares earned pursuant to performance-based RSUs that were granted in 2019 and that vested on December 31, 2021. Represents the value realized upon vesting calculated by multiplying $34.40, the closing price of our common stock on December 31, 2021, by the number of shares that vested.

(4)

Reflects shares of time-based restricted stock that vested on May 15, 2021. Represents the value realized upon vesting calculated by multiplying $33.34, the closing price of our common stock on May 15, 2021, by the number of shares that vested.

(5)

Reflects shares of time-based restricted stock that vested on December 27, 2021, following the termination of Mr. Volk’s employment without cause. Represents the value realized upon vesting calculated by multiplying $34.78, the closing price of our common stock on December 27, 2021, by the number of shares that vested. In connection with the termination of Mr. Volk’s employment, all unvested shares of restricted stock held by Mr. Volk were immediately vested. With respect to Mr. Volk’s outstanding RSUs, the RSUs granted to Mr. Volk in 2019 have been, and the RSUs granted to Mr. Volk in 2020 and 2021 will be, earned and will vest based on the actual level of achievement of the performance criteria as of the end of the applicable performance period, prorated for the number of days that Mr. Volk was employed during the applicable performance period.

(6)

Reflects shares of time-based restricted stock that vested on November 12, 2021, upon Ms. Long’s retirement. Represents the value realized upon vesting calculated by multiplying $34.17, the closing price of our common stock on November 12, 2021, by the number of shares that vested. In connection with Ms. Long’s retirement, all shares of restricted stock that would have vested as of February 15, 2022 were vested as of November 12, 2021. With respect to Ms. Long’s outstanding RSUs, the RSUs granted to Ms. Long in 2019 have been, and the RSUs granted to Ms. Long in 2020 and 2021 will be, earned and will vest based on the actual level of achievement of the performance criteria as of the end of the applicable performance period, prorated for the number of days that Ms. Long was employed during the applicable performance period, subject to the Retirement Succession Policy.

Pension Benefits and Nonqualified Deferred Compensation

There were no deferred compensation or defined benefit plans in place for 2021.

50	STORE Capital Corporation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our current NEOs are party to employment agreements (each, an “Employment Agreement,” and collectively, the “Employment Agreements”) with STORE Capital Advisors, LLC, an Arizona limited liability company and wholly owned subsidiary of STORE (“STORE Capital Advisors”), and STORE, as the guarantor of the obligations of STORE Capital Advisors thereunder. The Employment Agreements have terms that run through April 15, 2025 and are subject to (i) automatic one-year renewal terms unless either party gives the other not less than sixty (60) days’ advance notice of nonrenewal and (ii) automatic two-year renewal terms if a Change in Control (as described below) occurs within the last two years of the initial term or during any renewal term. The Employment Agreements include provisions that would require STORE or its successors to pay or provide certain compensation and benefits to our current NEOs in the event of certain terminations of employment or a Change in Control of STORE.

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable to each of our NEOs in the event of a termination of the NEO’s employment under the various circumstances described (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance	Restricted Stock	Restricted Stock Units(1)	Other Benefits(2)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.	Immediate vesting of unvested shares of restricted common stock.

Vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the end of the performance period, prorated for the number of days that the executive was employed during the applicable performance period.

For a period of up to 18 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

Without “Cause”(3) or for “Good Reason”(4)

An amount equal to the target bonus for which the NEO is eligible for the year in which the termination of employment occurs, prorated for the portion of such year during which the NEO was employed by the Company prior to the effective date of the NEO’s termination of employment; plus

An amount equal to two times the sum of:

•  base salary, plus

•  the greater of (i) the average cash bonus received by the NEO for the last two completed fiscal years during which the NEO served as an executive officer, or (ii) the cash bonus payable at the target level for the prior year (whether received or not)

		Immediate vesting of unvested shares of restricted common stock.	Vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the end of the performance period, prorated for the number of days that the executive was employed during the applicable performance period.	For a period of up to 12 months, the excess of (i) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (ii) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

(1)	Any RSUs that do not vest as provided are automatically forfeited.

2022 Proxy Statement	51

(2)

Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.

(3)

For all NEOs, “Cause” means the NEO’s (i) refusal or neglect, in the reasonable judgment of our Board, to perform substantially all of his or her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice by us; (ii) willful misconduct; (iii) personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; (iv) conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction); (v) willful violation of any federal, state or local law, rule or regulation that has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; or (vi) any material breach of the NEO’s non-competition, non-solicitation or confidentiality covenants.

(4)

For all NEOs, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a material reduction of, or other material adverse change in, the NEO’s duties or responsibilities (including in connection with a Change in Control, where the NEO’s duties or responsibilities are materially reduced, or materially adversely changed, as compared to the NEO’s duties or responsibilities prior to such Change in Control), or the assignment to the NEO of any duties or responsibilities that are materially inconsistent with his or her position; (ii) a material reduction in the NEO’s base salary or in the target percentage with respect to the NEO’s cash bonus; (iii) a requirement that the primary location at which the NEO performs his or her duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona or a substantial increase in the amount of travel that the NEO is required to do because of a relocation of our headquarters from Scottsdale, Arizona; (iv) a material breach by us of the NEO’s Employment Agreement; or (v) a failure by us, in the event of a Change in Control (as defined in the Employment Agreements), to obtain from any successor to us an agreement to assume and perform the NEO’s Employment Agreement. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 30 days of receipt of such notice.

Vesting of Outstanding Equity Awards upon Change in Control

Pursuant to our 2015 Incentive Plan and the applicable award agreements thereunder, upon a Change in Control (as defined in our 2015 Incentive Plan) and regardless of whether the NEO’s employment is terminated by us or he or she resigns for any reason, the NEO will be entitled, (i) with respect to outstanding time-based restricted stock awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding restricted stock awards, and (ii) with respect to outstanding performance-based RSU awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding RSU awards at a level equal to the greater of (a) 100% of the target award level payout, and (b) the amount that would have vested based on the actual level of achievement of the performance criteria as of the date of the Change in Control (calculated as provided in the applicable award agreement). Any RSU that does not vest on the date of such termination is automatically forfeited.

Under the 2015 Incentive Plan and the Employment Agreements, a “Change in Control” includes the occurrence of any of the following events:

•

any person or entity (other than STORE, any trustee or other fiduciary holding securities under a STORE employee benefit plan, or any company owned, directly or indirectly, by our stockholders of in substantially the same proportions as their ownership of STORE capital stock) becomes the “beneficial owner” (as such is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of STORE securities (not including in the securities beneficially owned by such person or entity any securities acquired directly from STORE or any affiliate thereof) representing 50% or more of the combined voting power of the then outstanding voting securities of STORE;

•

our Board ceases to be comprised of a majority of directors (i) who were Board members at the effective date of the respective Employment Agreement, or (ii) whose appointment or election by our Board or nomination for election by STORE’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the effective date of the respective Employment Agreement or whose appointment, election or nomination for election was previously so approved or recommended (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors);

•

the consummation of any merger, consolidation or amalgamation of STORE other than (i) a merger, consolidation or amalgamation into an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by STORE’s stockholders following the completion of such transaction in substantially the same proportions as their ownership of STORE immediately prior to such sale or (ii) a merger, consolidation or amalgamation immediately following which the individuals who comprise our Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger, consolidation or amalgamation or, if STORE or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

•

our stockholders approve a plan of complete liquidation of STORE or the sale or disposition of all or substantially all STORE’s assets, other than (i) a sale or disposition to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by STORE’s stockholders following the completion of such transaction in substantially the same proportions as their ownership of STORE immediately prior to such sale, or (ii) a

52	STORE Capital Corporation

sale or disposition of all or substantially all of STORE’s assets immediately following which the individuals who comprise our Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination “without cause” or resignation for “good reason,” or a Change in Control, as applicable, had occurred on December 31, 2021.

Name(1)	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)(3)	Upon a Change in Control ($)(4)

Mary B. Fedewa	Cash Severance	1,087,500	5,722,500	—

	Accelerated Vesting of Restricted Stock	2,437,412	2,437,412	—

	Accelerated Vesting of RSUs(2)	1,770,409	1,770,409	3,495,900

	Health Benefits	20,191	13,461	—

	Total	5,315,512	9,943,782	3,495,900

Sherry L. Rexroad	Cash Severance	500,000	1,000,000	—

	Accelerated Vesting of Restricted Stock	527,937	527,937	—

	Accelerated Vesting of RSUs(2)	292,561	292,561	877,682

	Health Benefits	9,340	6,227	—

	Total	1,329,838	1,826,725	877,682

Chad A. Freed	Cash Severance	300,000	1,855,000	—

	Accelerated Vesting of Restricted Stock	333,267	333,267	—

	Accelerated Vesting of RSUs(2)	452,760	452,760	872,006

	Health Benefits	27,855	18,570	—

	Total	1,113,882	2,659,597	872,006

Craig A. Barnett	Cash Severance	281,250	1,261,876	—

	Accelerated Vesting of Restricted Stock	957,868	957,868	—

	Accelerated Vesting of RSUs(2)	109,713	109,713	329,139

	Health Benefits	27,855	18,570	—

	Total	1,376,686	2,348,027	329,139

Tyler S. Maertz	Cash Severance	262,500	1,086,250	—

	Accelerated Vesting of Restricted Stock	1,008,195	1,008,195	—

	Accelerated Vesting of RSUs(2)	102,397	102,397	307,192

	Health Benefits	27,855	18,570	—

	Total	1,400,947	2,215,412	307,192

Christopher H. Volk	Cash Severance	—	—	—

	Accelerated Vesting of Restricted Stock	—	—	—

	Accelerated Vesting of RSUs(2)	—	—	3,178,835

	Health Benefits	—	—	—

	Total	—	—	3,178,835

Catherine Long	Cash Severance	—	—	—

	Accelerated Vesting of Restricted Stock	—	—	—

	Accelerated Vesting of RSUs(1)	—	—	1,865,271

	Health Benefits	—	—	—

	Total	—	—	1,865,271

(1)

Information is not included in the table below for Mr. Volk, other than with respect to the Accelerated Vesting of RSUs, because such amounts were triggered upon the termination of his employment without cause on December 27, 2021 and are included in the Summary Compensation Table above. Information is not included in the table below for Ms. Long, other than with respect to the Accelerated Vesting of RSUs, because she retired on November 12, 2021.

2022 Proxy Statement	53

(2)

For the 2020 and 2021 Performance RSUs, represents a prorated amount of such RSUs granted to the NEOs based on (i) for the relative Compounded Annual TSR condition, an average closing stock price and an average closing MSCI Index value (for the 2020 Performance RSUs) or Custom Peer Group value (for the 2021 Performance RSUs) for the 20-day trading period ended December 31, 2021, and (ii) for the absolute Compounded AFFO Per Share Growth condition, the expected level of performance that will be achieved, in each case, other than in the case of a Change in Control, prorated based on the ratio of (a) the number of days that have elapsed from the first day of the applicable performance period to the date of termination, over (b) the total number of days in the applicable performance period.

(3)

If an NEO were terminated for “cause” or resigned without “good reason” on December 31, 2021, the NEO would have been entitled to receive only his or her base salary, cash bonus and any other compensation-related payments that had been earned but not yet paid, and unreimbursed expenses that were owed as of the date of the termination, in each case that were related to any period of employment preceding the NEO’s termination date. The NEO would not have been entitled to any additional payments and would have immediately forfeited all unvested shares of restricted stock and unvested RSUs.

(4)

Pursuant to our 2015 Incentive Plan and the applicable award agreements thereunder, upon a Change in Control, each NEO is entitled to (i) immediate vesting of outstanding unvested time-based restricted shares, and (ii) with respect to outstanding performance-based RSU awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding RSU awards at a level equal to the greater of (a) 100% of the target award level payout, and (b) the amount that would have vested based on the actual level of achievement of the performance criteria as of the date of the Change in Control (calculated as provided in the applicable award agreement). The amounts that the NEOs would realize upon a Change in Control that does not involve a termination of employment are reflected in this column; if, in connection with a Change in Control, an NEO were terminated “without cause” or resigned for “good reason” then, in addition to the amounts shown in this column, the NEO would also receive the amounts in respect of Cash Severance, Acceleration of Restricted Stock and Health Benefits shown in the prior column.

OTHER COMPENSATION MATTERS

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer for fiscal 2021. Mr. Volk served as our Chief Executive Officer until April 15, 2021, when Ms. Fedewa became our Chief Executive Officer. In accordance with Instruction 10 to Item 402(u) of Regulation S-K, we are basing our calculation of our Chief Executive Officer’s compensation on Ms. Fedewa’s compensation, as she was serving as Chief Executive Officer on December 31, 2021, the date that we had determined our median employee (as discussed below). In making such calculation, we have estimated Ms. Fedewa’s compensation for her service as Chief Executive Officer from April 15, 2021 through December 31, 2021 on an annualized basis. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2021, our last completed fiscal year:

•

the median of the annual total compensation (inclusive of base salary, bonus and other items, as discussed below) of all employees of our company (other than our Chief Executive Officer) was $114,830; and

•	the annual total annualized compensation of Ms. Fedewa, was $8,449,757.

Based on this information, for 2021, the ratio of the annual total compensation of Ms. Fedewa, our Chief Executive Officer for fiscal 2021, to the median of the annual total compensation of all employees was 73.6 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2021, our employee population consisted of 117 individuals, all of whom were full-time employees located in the United States. We selected December 31, 2021 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

In accordance with Item 402(u) of Regulation S-K, we are using the same “median employee” identified in 2020 in our 2021 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2021. See our proxy statement for our 2020 annual meeting of stockholders for information regarding the process we utilized to identify our “median employee.”

•

Once we identified our median employee, we combined all the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $114,830. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s annual bonus and company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees,

54	STORE Capital Corporation

and do not otherwise provide a plan for payments or other benefits at, following or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

•

To annualize Ms. Fedewa’s compensation, we utilized her annual base salary as of December 31, 2021 plus the non-equity incentive compensation she would have received if she were Chief Executive Officer for the full year 2021 plus the aggregate grant date fair value of both restricted stock and RSUs she would have been granted if she were Chief Executive Officer for the full year 2021, calculated in accordance with FASB ASC Topic 718. All other compensation for Ms. Fedewa is unchanged from amounts reported in the Summary Compensation Table.

2022 Proxy Statement	55

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. The Audit Committee’s charter is available on STORE’s investor relations website at http://ir.storecapital.com and is available in print to any stockholder who requests copies by contacting Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Audit Committee is composed of non-employee directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Board has designated each of Joseph M. Donovan, William F. Hipp and Catherine D. Rice as “audit committee financial experts.”

Primary Responsibilities of the Audit Committee and the Audit Committee’s Activities in 2021

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of STORE’s financial statements. The Audit Committee oversees STORE’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of STORE’s internal audit function and the independent auditors, and STORE’s ethical compliance programs, including STORE’s Code of Business Conduct and Ethics. The Audit Committee’s process includes reviewing the engagement of STORE’s independent auditors (including the impact of changing auditors when assessing whether to retain the current independent auditor), working with members of STORE’s enterprise risk management team, meeting periodically with members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others) and the processes in place to monitor and control such exposures.

During 2021, among other things, the Audit Committee:

•

engaged Ernst & Young LLP as STORE’s independent auditor and Protiviti Inc. as our internal audit services consultant (each of Ernst & Young LLP and Protiviti Inc. have served in such capacities since our initial public offering in 2014) and reviewed, negotiated and approved all fees for services to Ernst & Young LLP and Protiviti Inc.;

•	met with the senior members of our financial management team at each regularly scheduled Audit Committee meeting;

•

held separate private sessions, during its regularly scheduled meetings, with Ernst & Young LLP and Protiviti Inc., at which candid discussions regarding financial management, legal, accounting, auditing, internal control and internal audit issues took place;

•

received periodic updates on management’s process to assess the adequacy of our system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting;

•

discussed with Ernst & Young LLP our internal control assessment process, management’s assessment with respect thereto and Ernst & Young LLP’s evaluation of our system of internal control over financial reporting;

•	discussed with Ernst & Young LLP our critical audit matters, including regarding acquisitions of real estate investments and real estate impairments;

•	reviewed and discussed with management and Ernst & Young LLP our periodic reports prior to filing with the SEC;

•	reviewed our internal audit plan and the performance of our internal audit function;

•

reviewed with senior members of our financial management team and Ernst & Young LLP and Protiviti Inc., as applicable, the overall audit scope and plans, the results of internal and external audits, evaluations by management and the independent auditors of STORE’s internal controls over financial reporting and the quality of our financial reporting; and

•

reviewed with management, including our Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, and Ernst & Young LLP significant risks and exposures identified by management and the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs, including our Code of Business Conduct and Ethics and cybersecurity programs.

56	STORE Capital Corporation

2021 Audited Financial Statements

One of the Audit Committee’s primary responsibilities is to assist the Board in overseeing STORE’s management and independent registered public accounting firm in regard to STORE’s financial reporting and internal controls over financial reporting. In performing this oversight function, the Audit Committee relied upon advice and information received in its discussions with management and the independent registered public accounting firm.

In connection with its function to oversee and monitor STORE’s financial reporting process, the Audit Committee has:

•	reviewed and discussed with management STORE’s audited financial statements as of and for the year ended December 31, 2021;

•

discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301 (formerly Auditing Standard No. 61), Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with Ernst & Young LLP its independence and considered whether the provision of non-audit services to STORE was compatible with such independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2021 be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

This report has been furnished by the members of the Audit Committee of the Board.

The Audit Committee

Joseph M. Donovan, Chair

William F. Hipp

Catherine D. Rice

2022 Proxy Statement	57

PROPOSAL NO. 3 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

•	What am I voting on?

  Stockholders are being asked to ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm,   to serve as our independent registered public accounting firm for the year ending December 31, 2022.

•	Voting recommendation:

  “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm   for the fiscal year ending December 31, 2022.

•	Vote Required:

  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding   advisory resolution. Broker non-votes or abstentions will have no effect on the result of this proposal.

Our Board’s Audit Committee selected Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for the year ending December 31, 2022. Although stockholder approval is not required, after careful consideration of the matter, our Board is submitting the selection of EY to stockholders for ratification at the Annual Meeting. If the selection of EY is ratified, the Audit Committee, in its sole discretion, may change the selection at any time during the year if it determines that such a change would be in the best interest of STORE. Conversely, if stockholders fail to ratify the selection, our Audit Committee will reconsider the selection of EY but will not be required to select a different firm. Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees paid by us to EY for professional services rendered in connection with the audit of STORE’s consolidated financial statements for 2021 and 2020:

	2021	2020
Audit fees(1)	$1,257,644	$1,234,935
Audit-related fees(2)	125,000	—
Tax Fees(3)	223,051	233,690
All other fees	8,445	2,000
Total	$1,614,140	$1,470,625

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed and related issuances of agreed-upon procedures letters, consents and other services.

(2)	Audit-related fees consist of fees for attestation services rendered by EY related to the issuance of notes through our STORE Master Funding debt program.

(3)	Tax fees consist of fees for professional services rendered by EY for tax compliance, tax advice and tax planning.

Our Audit Committee has determined that the provision of services to us described in the foregoing table was compatible with maintaining the independence of EY. All (100%) of the services described in the foregoing table with respect to us and our subsidiaries were approved by our Audit Committee in conformity with our pre-approval policy (as described below).

In accordance with its policies and procedures, the Audit Committee selects STORE’s independent registered public accounting firm and separately pre-approves all audit services it will provide to STORE. Our Audit Committee also reviews and separately pre-approves all audit-related, tax and other services rendered by our independent registered public accounting firm in accordance with our Audit Committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, our Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Board Recommendation

Our Board recommends that you vote “FOR” the ratification of the selection of EY as our independent registered public accounting firm for the year ending December 31, 2022.

58	STORE Capital Corporation

OWNERSHIP OF OUR STOCK

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information within our knowledge with respect to the beneficial ownership of our common stock as of March 31, 2022, for:

•	each of our directors (all of whom are director nominees);

•	each Named Executive Officer;

•	each person or group of affiliated persons whom we know to beneficially own more than 5% of our common stock; and

•	all our directors, director nominees and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with rules and regulations promulgated by the SEC. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of March 31, 2022 are considered to be outstanding. The shares underlying these options and warrants are considered to be outstanding for purposes of calculating the percentage ownership of the person, entity or group that holds those options or warrants but are not considered to be outstanding for purposes of calculating the percentage ownership of any other person, entity or group. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The table is based on 279,595,851 shares of our common stock outstanding as of March 31, 2022. The address for those individuals for which an address is not otherwise indicated is: c/o STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percentage of Common Stock Owned
Greater than Five Percent Beneficial Owners

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	35,699,044	(1)	12.77%

BlackRock, Inc. 55 East 52nd St. New York, NY 10055	27,906,158	(2)	10.00%

Berkshire Hathaway Inc. Warren E. Buffett National Indemnity Company Berkshire Hathaway Homestate Insurance Company Berkshire Hathaway Consolidated Pension Plan Master Trust Precision Castparts Corp. Master Trust 2555 Farnam St.(4) Omaha, NE 68131	24,415,168	(3)	8.73%

2022 Proxy Statement	59

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage of Common Stock Owned
Directors and Executive Officers
Jawad Ahsan	1,234	*
Joseph M. Donovan(5)	80,931	*
David M. Edwards	2,254	*
Mary B. Fedewa	466,185	*
Morton H. Fleischer	505,955	*
William F. Hipp	39,805	*
Tawn Kelley	14,117	*
Catherine D. Rice	17,575	*
Quentin P. Smith, Jr.	29,776	*
Craig A. Barnett	44,118	*
Chad A. Freed	31,412	*
Tyler S. Maertz	57,384	*
Sherry L. Rexroad	27,256	*
Catherine Long(6)	335,973	*
Christopher H. Volk(7)	872,058	*
All directors and executive officers as a group (17 persons)	2,550,238	*

*	Less than 1% of the outstanding common stock

(1)

Based upon information contained in a Schedule 13G/A filed on February 10, 2022, The Vanguard Group has shared voting power over 359,971 of the reported shares, sole dispositive power over 35,121,572 of the reported shares, shared dispositive power over 577,472 of the reported shares and sole voting power over none of the reported shares.

(2)

Based upon information contained in a Schedule 13G/A filed on January 27, 2022, BlackRock, Inc. has sole voting power over 25,918,763 of the reported shares, sole dispositive power over all of the reported shares and no shared voting or shared dispositive power with respect to any of the reported shares.

(3)

Based upon information contained in a Schedule 13G/A filed on February 16, 2021, as a group, by Warren E. Buffett, Berkshire Hathaway, Inc., National Indemnity Company, Berkshire Hathaway Homestate Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, and Precision Castparts Corp. Master Trust. Warren E. Buffett and Berkshire Hathaway Inc. each reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 24,415,168 of the reported shares. National Indemnity Company reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 20,797,214 of the reported shares. Berkshire Hathaway Homestate Insurance Company reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 602,954 of the reported shares. Berkshire Hathaway Consolidated Pension Plan Master Trust reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 1,515,000 of the reported shares. Precision Castparts Corp. Master Trust reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 1,500,000 of the reported shares. Based on the Schedule 13G/A filing, National Indemnity Company owned 7.44% of STORE’s outstanding shares of common stock as of March 31, 2022, while each of Berkshire Hathaway Homestate Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, and Precision Castparts Corp. Master Trust owned less than 0.1% of STORE’s outstanding shares of common stock as of such date.

(4)

This address is listed in the Schedule 13G/A filed with the SEC on February 16, 2021, as a group, by Warren E. Buffett, Berkshire Hathaway, Inc., National Indemnity Company, Berkshire Hathaway Homestate Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, and Precision Castparts Corp. Master Trust, as the address of each of Mr. Buffett, Berkshire Hathaway Inc., and Berkshire Hathaway Consolidated Pension Plan Master Trust. The address of National Indemnity Company and Berkshire Hathaway Homestate Insurance Company is listed as 1314 Douglas Street, Omaha, Nebraska 68102. The address of Precision Castparts Corp. Master Trust is listed as 4650 SW Macadam Ave., Portland, Oregon 97239.

(5)

Includes 350 shares of our common stock held in an IRA owned by Mr. Donovan’s spouse over which Mr. Donovan has shared dispositive power. Mr. Donovan disclaims any beneficial ownership of any such shares.

(6)	Based on information as of August 31, 2021, based on Ms. Long’s most recent Form 4.

(7)	Based on information as of February 24, 2021, based on Mr. Volk’s most recent Form 4.

60	STORE Capital Corporation

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND VOTING INFORMATION

Our Board is soliciting proxies for the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement, the accompanying form of proxy card and our Annual Report were first made available to stockholders on or about April 14, 2022.

Why am I receiving these materials?	We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the solicitation of proxies by our Board for use at our Annual Meeting, which will take place on May 26, 2022, at 9:00 a.m., Arizona time. As a stockholder, you are invited to attend the Annual Meeting online and vote your shares electronically on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date.

All stockholders receiving the Notice will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help minimize the costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings.

What is included in the proxy materials?

The proxy materials include:

•   This Proxy Statement, including the Notice; and

•   Our Annual Report on Form 10-K for the year ended December 31, 2021.

If you received a printed copy of these materials by mail, the proxy materials also included a proxy card or a voting instruction form for the Annual Meeting.

What is a proxy statement and what is a proxy?

A Proxy Statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2022 Annual Meeting. These three officers are Mary B. Fedewa, Sherry L. Rexroad and Chad A. Freed.

The form of proxy and this Proxy Statement have been approved by our Board and are being provided to stockholders by its authority.
What am I voting on?

The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

•   The election of nine director nominees to serve as directors of STORE until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

2022 Proxy Statement	61

•   An advisory vote approving the compensation of STORE’s named executive officers (Proposal No. 2); and

•   The ratification of the selection of Ernst & Young LLP as STORE’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3).

What are the Board’s recommendations?

Our Board recommends you vote:

•   “FOR” the election of each of the nine director nominees to serve as directors of STORE (Proposal No. 1);

•   “FOR” approval of the resolution regarding the compensation of STORE’s named executive officers (Proposal No. 2); and

•   “FOR” the ratification of the selection of Ernst & Young LLP as STORE’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3).

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•   view on the Internet our proxy materials for the Annual Meeting; and

•   instruct us to send future proxy materials to you by email.

Our proxy materials are also available on the Internet at http://www.proxyvote.com and on our investor relations website at http://ir.storecapital.com (information at or connected to our website is not and should not be considered part of this Proxy Statement). Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy-voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?	Holders of record of our common stock at the close of business on the Record Date, April 4, 2022, are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 279,595,851 shares of STORE common stock were outstanding.
What constitutes a quorum?	The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of common stock will be entitled to one vote for as many individuals as there are directors to be elected at the Annual Meeting and one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes.
How can I attend the Annual Meeting?	Stockholders may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2022. In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/STOR2022 and will need the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. Broadridge Financial Solutions is hosting our virtual Annual Meeting and, on the date of the Annual Meeting, will be available by telephone at 844-986-0822 to answer your questions regarding how to attend and participate in the Annual Meeting.

62	STORE Capital Corporation

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•   Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you also received a proxy card. If you are a stockholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any STORE benefit plan.

•   Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name.” If you are a beneficial owner, the Notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.

How are proxies voted?	All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What different methods may I use to vote?

•   Voting Electronically During the Annual Meeting. If you desire to vote electronically during the live webcast of the Annual Meeting, please follow the instructions for attending and voting at the Annual Meeting posted at www.virtualshareholdermeeting.com/STOR2022. You will need the 16-digit control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. All votes must be received by the independent inspector, Carideo Group, before the polls close at the Annual Meeting.

•   Voting by Proxy for Shares Held by a Stockholder of Record. If you are a stockholder of record, you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

•   By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card. You may also vote by proxy over the Internet by visiting http:// www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

• By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you can vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

2022 Proxy Statement	63

•   Voting by Proxy for Shares Held by Beneficial Owners in Street Name. If you are a beneficial owner, you may instruct the broker, bank or other nominee that holds your shares in “street name” to vote your shares of common stock in one of the following ways:

•   By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares. You may also vote by proxy over the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•   By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares:

•   “FOR” the election of all director nominees set forth in this Proxy Statement;

•   “FOR” the advisory vote to approve the compensation of our named executive officers; and

•   “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

What if I am a beneficial owner and do not give voting instructions to my broker?

If you are a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

•   Non-Discretionary Items. The election of directors and the advisory vote to approve the compensation of our named executive officers are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

•   Discretionary Items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

64	STORE Capital Corporation

How many votes are needed to approve each item?

•   The affirmative vote of a plurality of the votes cast at the Annual Meeting, electronically or by proxy, is required for the election of directors (Proposal No. 1). This means that the nine director nominees receiving the greatest number of votes will be elected.

•   The affirmative vote of a majority of the votes cast at the Annual Meeting, electronically or by proxy, is required to approve the compensation of our named executive officers (Proposal No. 2). This vote, however, is advisory only and is not binding on STORE, our Board or its Compensation Committee. Although this vote is not binding, our Board and its Compensation Committee will take the results of the vote under advisement when making future decisions regarding STORE’s executive compensation program.

•   The affirmative vote of a majority of the votes cast at the Annual Meeting, electronically or by proxy, is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3). Although this vote is not binding, our Board and its Audit Committee will take the results of the vote under advisement when making future decisions regarding STORE’s independent registered public accounting firm.

How are abstentions, withhold votes and broker non-votes counted?	Abstentions (or withhold votes in the case of the election of directors) and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast for voting purposes for all proposals.
Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by:

•   Voting again on a later date through the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by signing and returning a new proxy card or voting instruction form with a later date;

•   By attending the Annual Meeting virtually and voting during the Annual Meeting; or

•   By delivering a written notice of revocation prior to the Annual Meeting to Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

If you are a beneficial owner and your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Where can I find the voting results of the Annual Meeting?	We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, we will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.
Who pays the cost for soliciting proxies by the Board?	We will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of STORE’s common stock. In addition to solicitations by mail, officers and regular employees of STORE may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

2022 Proxy Statement	65

If I share an address with another stockholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?	We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call us at the following address and telephone number:

STORE Capital Corporation

Attention: Chad A. Freed

Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

Stockholders who hold shares in “street name” may contact their broker, bank or other similar nominee to request information about householding.

66	STORE Capital Corporation

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Stockholders who intend to present proposals at the 2023 annual meeting of stockholders, and who wish to have those proposals included in STORE’s proxy statement for the 2023 annual meeting, must be certain that those proposals are received at STORE’s principal executive offices at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255; Attention: Chad A. Freed, Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, no later than December 15, 2022. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposal be sent by certified mail, return receipt requested.

Notice of stockholder proposals to be raised from the floor of the 2023 annual meeting of stockholders outside of Rule 14a-8, including director nominations submitted by eligible stockholder(s) for inclusion in our proxy materials pursuant to the proxy access provisions in our bylaws, must be received by STORE’s Secretary at the address set forth above no earlier than November 15, 2022 and not later than 5:00 p.m., Arizona time, on December 15, 2022. The stockholder notice must comply with the information requirements set forth in our bylaws. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of our Board, or at the discretion of the proxy holders if no recommendation is made.

ADDITIONAL INFORMATION

Our Annual Report, including financial statements, is filed with the SEC and, along with this Proxy Statement, is available electronically on our investor relations website at http://ir.storecapital.com to all stockholders of record as of April 4, 2022, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. We will provide without charge, upon written request to Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, filed with the SEC for the year ended December 31, 2021.

2022 Proxy Statement	67

STORE CAPITAL CORPORATION 8377 EAST HARTFORD DRIVE, SUITE 100 SCOTTSDALE, AZ 85255

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STOR2022

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78428-P70392                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STORE CAPITAL CORPORATION The Board of Directors recommends you vote “FOR” each of the nominees listed in Item 1.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors		☐	☐	☐
Nominees:
01) Jawad Ahsan	06) William F. Hipp
02) Joseph M. Donovan	07) Tawn Kelley
03) David M. Edwards	08) Catherine D. Rice.
04) Mary B. Fedewa	09) Quentin P. Smith, Jr.
05) Morton H Flesicher
The Board of Directors recommends you vote “FOR” Item 2.							For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.							☐	☐	☐
The Board of Directors recommends you vote “FOR” Item 3.
3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.							☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees listed in Item 1 and FOR Items 2 and 3. If any other matters properly come before the meeting or any postponement or adjournment of the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D78429-P70392

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF STORE CAPITAL CORPORATION

FOR USE AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS ON

MAY 26, 2022

The undersigned stockholder(s) of STORE Capital Corporation, a Maryland corporation, hereby appoint(s) Mary B. Fedewa, Sherry L. Rexroad, and Chad A. Freed, and each or any of them, as proxies, with full power of substitution, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the 2022 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STOR2022 on Thursday, May 26, 2022 at 9:00 a.m., Arizona time, or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of the Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which are hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers the undersigned would possess if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2022 Annual Meeting of Stockholders.

THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES: (1) AS YOU SPECIFY ON THE BACK OF THIS PROXY CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS PROXY CARD, AND (3) AS THEY DECIDE ON ANY OTHER MATTER PROPERLY COMING BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side.